UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CEDAR FAIR, L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Notice of Annual Meeting of Limited Partner Unitholders

When	Where	Record Date

Wednesday, May 18, 2022 at 9:00 a.m. EDT	Charlotte Marriott SouthPark 2200 Rexford Road Charlotte, North Carolina	Unitholders as of close of business March 21, 2022 are entitled to vote

Proposals and Board Recommendations
	Board Voting Recommendation	Page Reference (for more detail)

1) Elect Three (3) Class I Directors for a three-year term expiring in 2025	FOR	9

2) Confirm appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	15

3) Advisory approval of compensation of our named executive officers	FOR	16

Unitholders will also transact such other business as may properly come before the meeting.

Your vote is important and we encourage you to vote promptly. You may vote your units via the Internet, a toll-free telephone number or you may sign, date and mail the proxy card in the envelope provided. If you attend the meeting, you may revoke the proxy and vote in person on all matters brought before the meeting.

Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals. Should you have any questions, you may contact Cedar Fair’s Investor Relations Department at (419) 627-2233.

By Order of the Board of Directors,

CEDAR FAIR MANAGEMENT, INC.

Richard A. Zimmerman

President and Chief Executive Officer

One Cedar Point Drive

Sandusky, Ohio 44870-5259

April 7, 2022

Proxy Meeting Summary

This summary highlights information contained elsewhere in this proxy statement. This summary is part of the proxy statement but does not contain all of the information that you should consider. Please carefully read the entire proxy statement before voting.

2022 Annual Meeting Information

When	Where	Record Date
Wednesday, May 18, 2022 at 9:00 a.m. EDT	Charlotte Marriott SouthPark 2200 Rexford Road Charlotte, North Carolina	Unitholders as of close of business March 21, 2022 are entitled to vote

Voting:

•  Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.

•  We encourage you to vote promptly, even if you plan to attend the annual meeting.

•  You may vote your units via a toll-free telephone number or over the Internet or you may sign, date and mail the proxy card in the envelope provided.

•  More information on the voting process and requirements is available on pages 7-8.

Admission:

•  Attendees must present a personal form of identification, and if you hold units through a brokerage account, bank or other nominee, you must present a recent statement or other proof of ownership to be admitted.

Proposals and Board Recommendations
		Board Voting Recommendation	Page Reference (for more detail)

1)	Elect Three (3) Class I Directors for a three-year term expiring in 2025	FOR	9

2)	Confirm appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	15

3)	Advisory approval of compensation of our named executive officers	FOR	16

CEDAR FAIR, L.P. | 2022 Proxy Statement / 1

2021 Business Highlights

Focused on our mission to make people happy by providing fun, immersive, and memorable experiences, we are one of the largest regional amusement park operators in the world with 13 properties in our portfolio consisting of amusement parks, water parks and complementary facilities. Our 2021 financial and operating results exceeded our initial expectations following a highly disrupted 2020 operating season caused by the effects of the COVID-19 pandemic. Our 2021 results were driven by greater consumer demand resulting in higher attendance than initially anticipated, particularly in the second half of 2021, and record in-park per capita spending. This resulted in Adjusted EBITDA for 2021 totaling $325 million. As a result, we made progress towards our goal of reducing our outstanding debt obtained in response to the negative effects of the COVID-19 pandemic by redeeming $450 million of unsecured senior notes in December 2021 with cash on hand.

(1)	Last six months represent the sum of the third and fourth quarter results of each fiscal year.

See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations on pages 20-21 of the Company’s Form 10-K for fiscal 2021 for additional information regarding attendance, in-park per capita spending and Adjusted EBITDA, including how we define and use those measures and a reconciliation of Adjusted EBITDA from net (loss) income. See Note 5 to our Consolidated Financial Statements in the Company’s Form 10-K for fiscal 2021 for a reconciliation of in-park and out-of-park revenues.

The COVID-19 pandemic had a material impact on our business in 2020, had a continuing negative impact in 2021, and may have a longer-term negative effect. Beginning on March 14, 2020, we closed our properties for several months. We ultimately resumed partial operations at 10 of our 13 properties in 2020, operating in accordance with local and state operating guidelines. Due to soft demand trends and capacity-restriction mandates upon reopening in 2020, park operating calendars were adjusted for the remainder of 2020, including reduced operating days per week, reduced operating hours within each operating day, and earlier closure of certain parks than in a typical operating year. We delayed the opening of our U.S. properties for the 2021 operating season until May 2021 and opened our Canadian property in July 2021. Upon opening in 2021, we operated with capacity restrictions, guest reservations, and other COVID-19 related operating protocols in place. We removed most capacity restrictions, guest reservation requirements and other COVID-19 related operating protocols at our U.S. properties beginning in July 2021. Canada’s Wonderland operated with capacity restrictions, guest reservations, and other COVID-19 related operating protocols in place throughout 2021. We adjusted our park operating calendars in 2021 to respond to changes in guest demand, labor availability and any state and local operating restrictions. We currently anticipate returning to full park operating calendars for the 2022 operating season at all of our parks, but we may continue to adjust future park operating calendars for 2022 as we respond to changes in guest demand, labor availability and any state and local operating restrictions.

2 / 2022 Proxy Statement | CEDAR FAIR, L.P.

Board of Directors

Board Composition

Board Structure	Committee Composition	Unit Ownership

9 Directors 3 - Class I 3 - Class II 3 - Class III	Board committees are composed entirely of independent directors.	We have unit ownership guidelines for our CEO, his direct reports and our Directors. All are in compliance or have time to comply.

Diversity

Average Age: 61.5 years	Average Tenure: 7.4 years

Director Key Skills & Competencies
-	Leadership	-	Media and marketing experience

-	CEO/executive management experience	-	Technology background

-	Finance/accounting background and expertise	-	Investment banking, financial services and private equity experience

-	Other public and private company board experience	-	Industry experience - e.g., in the travel, leisure, hospitality, hotel, entertainment, retail and other consumer-facing industries
-	Strategic, operational, legal, compliance, governance and risk oversight experience

CEDAR FAIR, L.P. | 2022 Proxy Statement / 3

Director Nominees

The Board is asking you to vote for each of the nominees listed below to serve as Class I Directors of the general partner for three-year terms expiring at the annual meeting in 2025 and until their respective successors are duly elected and qualified. The table below provides only select information about each nominee. Please see the section captioned Proposal One. Election of Directors starting on page 9 for detailed information about the background and qualifications of each Director nominee.

				Committee Membership			Other Public Company Boards
Name & Occupation Highlights	Age	Director Since	I	A	C	NCG

Louis Carr Media and marketing executive with 35+ years of experience	65	2020	✓	✓			—

D. Scott Olivet Consumer goods executive with 35+ years of experience	59	2013	✓	✓	CC		—

Carlos A. Ruisanchez Finance, entertainment and hospitality executive with 25+ years of experience	51	2019	✓	✓	✓		1

A = Audit Committee I = Independent Director	C = Compensation Committee CC = Committee Chair	NCG = Nominating and Corporate Governance Committee

4 / 2022 Proxy Statement | CEDAR FAIR, L.P.

Continuing Directors

The table below provides select information about each of our Directors whose terms will continue following the annual meeting and who are not up for re-election this year. Please see the detailed information about the background and qualifications of each of these continuing Directors on pages 11-14.

				Committee Membership			Other Public Company Boards
Name	Age	Director Since	I	A	C	NCG
Class III Directors serving until 2023:

Gina D. France Finance and investment banking executive with 40+ years of experience	63	2011	✓	CC		✓	2

Matthew A. Ouimet Leisure and entertainment executive with 40+ years of industry experience	64	2011					—

Richard A. Zimmerman Leisure and entertainment executive with 35+ years of industry experience	61	2019					—
Class II Directors serving until 2024:

Daniel J. Hanrahan Consumer goods, retail, travel and hospitality executive with 40+ years of experience	64	2012	✓ CH				—

Lauri M. Shanahan Consumer goods and retail executive with 30+ years of experience	59	2012	✓			✓	3

Debra Smithart-Oglesby Food and retail executive with 35+ years of experience	67	2012	✓		✓	CC	—

A = Audit Committee I = Independent Director	C = Compensation Committee CH = Chairman of the Board	NCG = Nominating and Corporate Governance Committee CC = Committee Chair

CEDAR FAIR, L.P. | 2022 Proxy Statement / 5

Executive Compensation

The Board is asking for your advisory approval of the compensation of our named executive officers. We provide this opportunity annually, and we anticipate holding the next unitholder advisory vote on the compensation of our named executive officers at our 2023 annual meeting. Please see Proposal Three. Advisory Vote on Our Named Executive Officer Compensation on page 16 and the detailed information regarding our named executive officer compensation in the Compensation Discussion and Analysis section and the executive compensation tables and related narratives included in this proxy statement on pages 22-69.

Pay for Performance: Our Compensation Objectives

Incentivize our key employees to drive superior results

Give key employees a proprietary and vested interest in our growth and performance

Align executive compensation with unitholders’ interest by:

• Emphasizing performance-based compensation

• Directly tying compensation to Board-approved annual and long range plans

• Increasing insider equity ownership

Attract, retain and motivate exceptional leaders upon whom, in large measure, our sustained growth, progress and profitability depend

Reward successful individual performance and directly tie compensation to Company performance

Compensation Elements and Mix	Other Key Features

Our executive compensation program generally is designed around total direct compensation - the combination of:	• Independent compensation consultant engaged by Compensation Committee
• Alignment with unitholder interests

• Base Salary	• Anti-hedging policy for executive officers and directors
• Annual Cash Incentive Awards	• Anti-pledging policy for executive officers and directors, including the prohibition of holding units in margin accounts
• Long-Term Incentive Compensation	• Incentive compensation clawback provisions for CEO and his direct reports
• Restricted Unit Awards	• No tax gross-ups or significant perquisites
• Performance Unit Awards	• Annual compensation risk assessment
See: Elements of Executive Compensation	• Mandatory unit ownership guidelines for CEO and his direct reports

6 / 2022 Proxy Statement | CEDAR FAIR, L.P.

The Annual Meeting

This proxy statement is furnished in connection with the solicitation of proxies from the limited partner unitholders of Cedar Fair, L.P. (the “Partnership” or the “Company”) by the Board of Directors of its general partner, Cedar Fair Management, Inc. (“CFMI”), for use at the annual meeting. We intend to mail a printed copy of this proxy statement and proxy card to our unitholders of record entitled to vote at the annual meeting on or about April 7, 2022.

Time and Place

The annual meeting will be held at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina on Wednesday, May 18, 2022 at 9:00 a.m. (EDT). Attendees must present a personal form of identification, and if you hold units through a brokerage account, bank or other nominee, you must present a recent statement or other proof of ownership to be admitted.

Matters to be Considered

Proposals:

1)	Elect Three (3) Class I Directors for a three-year term expiring in 2025

2)	Confirm appointment of Deloitte & Touche LLP as our independent registered public accounting firm

3)	Advisory approval of compensation of our named executive officers

The limited partners will also be asked to vote on any other matters that may be properly raised at the annual meeting. It is not anticipated that any other matters will be raised at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Unitholder Meeting To Be Held on May 18, 2022

The proxy statement and our annual report on Form 10-K are available free of charge at http://ir.cedarfair.com.

Voting Process

You may vote in person at the annual meeting or through a proxy. However, even if you plan to attend the annual meeting in person, the Board urges you to submit your vote as soon as possible by mail, telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are included on the accompanying proxy card, which solicits proxies on behalf of the Board of CFMI. All of the Partnership units represented by proxies properly received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If you own units directly and submit a proxy, on or as instructed in the accompanying form, but do not provide voting instructions on your proxy, the units represented by your proxy will be voted for the election as Class I Directors of the Board’s nominees, Mr. Carr, Mr. Olivet and Mr. Ruisanchez, in favor of each of Proposals 2 and 3, and in the discretion of the proxies upon such other business as may properly come before the meeting, in each case whether or not any other nominations are properly made at the meeting.

If you hold units indirectly in a brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of units held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. Under New York Stock Exchange rules, unless you furnish specific voting instructions, your broker is not permitted to vote your units on the election of a director, or on the advisory vote on executive compensation. Your broker is permitted to vote your units on the appointment of our independent registered public accounting firm, even if you do not furnish voting instructions. If your units are held in “street name”, your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

CEDAR FAIR, L.P. | 2022 Proxy Statement / 7

Any proxy given on the accompanying form or through the Internet or telephone may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed, by submitting a properly executed later-dated proxy to Corporate Secretary, One Cedar Point Drive, Sandusky, Ohio, 44870, before the vote is taken at the annual meeting. If your units are voted through your broker or other nominee, you must follow directions received from your broker or other nominee to change your voting instructions.

If you have more questions about the proposals, or if you would like additional copies of this document, you may call or write:

Morrow Sodali, LLC

470 West Avenue

Stamford, CT 06902

Please call: (203) 658-9400 or

Call toll free at: (800) 662-5200

Email: FUN.info@investor.morrowsodali.com

Web address: www.morrowsodali.com

Record Date; Voting Rights; Quorum; Vote Required

CFMI has fixed the close of business on March 21, 2022 as the record date for unitholders entitled to notice of and to vote at the annual meeting. Only holders of record of units on the record date are entitled to notice of the annual meeting and to vote at the annual meeting. Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.

A majority of the units entitled to vote at the annual meeting present, either in person or represented by proxy, will constitute a quorum for the transaction of any business. In case a quorum is not present, the meeting may be adjourned without notice other than an announcement at the time of the adjournment of the date, time and place of the adjourned meeting. The nominees receiving the greatest number of votes cast for the election of Directors by the units represented at the annual meeting, either in person or by proxy, will be elected. The affirmative vote of a majority of the units represented at the annual meeting, either in person or by proxy, is required to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022. The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of units represented at the annual meeting, either in person or by proxy. This say-on-pay vote on Proposal 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. However, the Compensation Committee will consider the voting results when making future decisions regarding executive compensation as it deems appropriate.

Abstentions will be counted for purposes of establishing a quorum at the annual meeting, will be counted as votes cast and will have the effect of a vote against a proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as votes cast.

As of March 21, 2022, there were 57,042,295 units outstanding and entitled to vote at the annual meeting, held by approximately 4,800 holders of record. As of March 21, 2022, the Directors and executive officers of the general partner and their affiliates beneficially owned 923,419 units (which includes 130,444 vested options and deferred equity compensation), or approximately 1.6% of the total units outstanding on that date. See Security Ownership of Certain Beneficial Owners and Management .

8 / 2022 Proxy Statement | CEDAR FAIR, L.P.

Proposal One. Election of Directors

The Board of Directors of CFMI currently is comprised of nine directors. The Directors are divided into three classes: Class I, Class II, and Class III, and each class consists of three Directors. The terms of the Directors in Class I expire at this annual meeting. Our current Class I Directors are Louis Carr, D. Scott Olivet, and Carlos A. Ruisanchez.

At this meeting, Louis Carr, D. Scott Olivet, and Carlos A. Ruisanchez are nominated by the Board for election as Class I Directors to serve for three-year terms expiring at the annual meeting in 2025 and until their respective successors are duly elected and qualified. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors unanimously has approved, the nomination of Messrs. Carr, Olivet and Ruisanchez to whom we refer in this proxy statement as the Board’s nominees.

The Board believes that the attributes, skills and qualifications that Messrs. Carr, Olivet and Ruisanchez have developed through their extensive leadership experience across finance, hospitality, entertainment, media, consumer goods and consumer-facing industries, and their unique insights and perspectives make them exceptionally qualified to serve on the Board. Messrs. Carr, Olivet and Ruisanchez will qualify as “independent” directors under the NYSE rules and our Corporate Governance Guidelines.

Each nominee has agreed to stand for election and has consented to being named in this proxy statement and to serve if elected. While the Partnership has no reason to believe that any of its nominees will be unable or unwilling to serve as a Director at the time of the annual meeting, in the unlikely event that any of them does not stand for election, the Board may reduce the number of Directors standing for election, or the proxies may use the accompanying proxy to vote for a replacement nominee recommended by the Board, whether or not any other nominations are properly made at the meeting. The nominees who receive the greatest number of votes cast for the election of Directors at the annual meeting by the units present, either in person or by proxy, and entitled to vote will be elected. Set forth below is biographical and other information about the Board’s nominees and the continuing Directors, including information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that each should serve as a Director.

The Board recommends a vote FOR each of the nominees to be elected as Class I Directors.

CEDAR FAIR, L.P. | 2022 Proxy Statement / 9

The Board of Directors unanimously recommends a vote FOR these nominees.

Nominees recommended by the Board for election as Class I Directors to serve until 2025:

Louis Carr Director since: 2020 | Audit Committee

Louis Carr is president of Media Sales for BET Networks, a leading provider of quality entertainment, music, news and public affairs television programming for the African-American audience and a subsidiary of Viacom, Inc. (NASDAQ: VIA) (NASDAQ: VIA.B). Mr. Carr has been with BET Networks for 35 years and is recognized as one of the most influential and prominent African Americans in the media and marketing industries. In 2016, Mr. Carr earned the Diversity Award from the Hyatt Corporation and another Lifetime Achievement Award from the Patricia Martin Legacy celebration honoring his work around diversity from both a personal and professional standpoint. Louis has also been listed on NAMIC’s Most Influential African Americans list in the cable industry several times. Mr. Carr has served on the boards of the Ad Council; International Radio and Television Society (IRTS); American Advertising Federation (AAF); and the Video Advertising Board (VAB), formerly the CAB. He currently serves on the board of Boys Hope Girls Hope and the United States Track and Field Foundation. Utilizing his B.A. in Journalism from Drake University, Louis has become a compelling author, writing two books titled Dirty Little Secrets and The Little Black Book: Daily Motivations for Business and Personal Growth. At Cedar Fair, Mr. Carr has served as a Director since 2020 and is a member of the Audit Committee. Mr. Carr is qualified to serve on the Board of Directors primarily as a result of his more than 35 years of experience as an entertainment, media, and advertising executive.

D. Scott Olivet Director since: 2013 | Audit Committee Compensation Committee

D. Scott Olivet is the chief executive officer of Renegade Brands, an investment company that primarily invests in apparel and other consumer companies, and an operating partner at Altamont Capital Partners, a private equity firm. From 2005 to July 2009, Mr. Olivet served as chief executive officer and director of Oakley, a manufacturer of sports performance equipment, then served as chairman of the board from July 2009 to February 2011. Prior to joining Oakley, he served as vice president of NIKE Subsidiaries and New Business Development where he was responsible for the Hurley, Converse, Cole Haan, Bauer Hockey, and Starter brands; senior vice president of Real Estate, Store Design, and Construction with Gap Inc., with responsibility across Gap, Banana Republic, and Old Navy brands; and as a partner with Bain & Company where he was also the leader of the worldwide practice in organizational effectiveness and change management. Mr. Olivet serves as executive chairman of RED Digital Cinema, an American manufacturer of digital cinematography tools, a position he has held since July 2009. Mr. Olivet also serves as chairman of Future Stitch since July 2018, director of Rockport Group since October 2018, and director of Brixton Manufacturing since October 2014. He has previously served on the boards of Oakley, Collective Brands, Skullcandy, Fox Racing, Mervin Manufacturing, Dakine, HUF, and Hybrid Apparel. Mr. Olivet has served as a Director since 2013, is the Chair of the Compensation Committee and is a member of the Audit Committee. Mr. Olivet is qualified to serve on the Board of Directors primarily as a result of his particular knowledge and professional experience in retail, merchandising, marketing, finance, strategy, technology, international business, and multi-division general management experience from his past public board experience and service as president and CEO of a nationally recognized company that conducts business in the retail industry.

10 / 2022 Proxy Statement | CEDAR FAIR, L.P.

Carlos A. Ruisanchez Director since: 2019 | Audit Committee Compensation Committee

Carlos A. Ruisanchez is a seasoned executive with extensive strategy, finance and senior management experience in the hospitality industry, including casinos, hotels, restaurants and entertainment businesses. He is the co-founder of Sorelle Capital Management, Sorelle Entertainment and Sorelle Hospitality, a series of firms focused on investing in and helping grow companies with entrepreneurs in the hospitality and consumer sectors. Mr. Ruisanchez also serves as an independent director of Southwest Gas Holdings (NYSE: SWX). Prior to Sorelle, he served as president and chief financial officer and board member of Pinnacle Entertainment, Inc. (NASDAQ: PNK), a leading regional gaming entertainment company, until its sale in October 2018. Mr. Ruisanchez joined Pinnacle in August 2008 as its executive vice president, strategic planning and development. He became Pinnacle’s chief financial officer in 2011, president and chief financial officer in 2013, and board member in 2016. During his tenure at Pinnacle, Mr. Ruisanchez, in addition to leading all of Pinnacle’s finance and analytic functions, led all merger, acquisition and divestiture activities, new development representing billions of dollars of transactions. Prior to joining Pinnacle, he worked at Bear, Stearns & Co. Inc., an investment banking firm, since 1997 and most recently served as senior managing director responsible for corporate clients in the gaming, lodging and leisure industries, as well as financial sponsor banking relationships. Mr. Ruisanchez has served as a Director since 2019 and is a member of the Audit and Compensation Committees. Mr. Ruisanchez’s extensive experience as a senior executive in the finance and entertainment industries provides the Board of Directors with expertise in operations, accounting, corporate finance, real estate, corporate governance, regulatory and risk assessment issues.

Continuing Directors

Class III Directors serving until 2023:

Gina D. France Director since: 2011 | Audit Committee Nominating & Corporate Governance Committee

Gina D. France has more than 40 years of strategy, investment banking and corporate finance experience. Currently, Ms. France is president and CEO of France Strategic Partners LLC, a strategy and transaction advisory firm serving corporate clients across the country. Before founding France Strategic Partners in 2003, Ms. France was a Managing Director with Ernst & Young LLP where she led a national client-facing strategy group. She has served as a strategic advisor to over 250 companies throughout the course of her career. Previously, Ms. France was an investment banker with Lehman Brothers in New York and San Francisco. Prior to Lehman Brothers, she served as the International Cash Manager of Marathon Oil Company. Ms. France also serves on the corporate boards of Huntington Bancshares Incorporated (NASDAQ: HBAN), a $174 billion asset regional bank holding company operating in 12 states; CBIZ, Inc. (NYSE: CBZ), an accounting services and employee benefits provider with over 100 offices nationwide; and the Bank of New York Mellon Family of Funds, a mutual fund provider. She has also served on the boards of FirstMerit Corporation prior to its acquisition by Huntington Bancshares and Dawn Food Products, one of the world’s largest manufacturers and distributors of bakery products. Ms. France, who has served as a Director since 2011, is the Chair of the Audit Committee and is a member of the Nominating and Corporate Governance Committee. Ms. France brings to the Board of Directors her leadership experiences in the investment banking, accounting and financial services fields, her expertise in financial reporting and risk oversight, and her experiences as a board member of several nationally recognized companies.

CEDAR FAIR, L.P. | 2022 Proxy Statement / 11

Matthew A. Ouimet Director since: 2011

Matthew A. Ouimet has been a member of the Board of Directors since August 2011. He served as Executive Chairman of the Board of Directors from January 2018 through December 2019. Mr. Ouimet served as chief executive officer from January 2012 through December 2017 and was president of the Partnership’s General Partner from June 2011 through October 2016. Before joining Cedar Fair, Mr. Ouimet was president and chief operating officer for Corinthian Colleges (NASDAQ: COCO), a publicly traded company that owns and manages for-profit colleges throughout the United States and Canada, from July 2009 through October 2010 and was executive vice president-operations for Corinthian Colleges from January 2009 through June 2009. Prior to joining Corinthian Colleges, he served as president, Hotel Group for Starwood Hotels and Resorts Worldwide from August 2006 through September 2008. Before joining Starwood, Mr. Ouimet spent 17 years at The Walt Disney Company (NYSE: DIS), where he last served as President of the Disneyland Resort. He also served in a variety of other business development and financial positions during his employment with Disney, including president of Disney Cruise Line and executive general manager of Disney Vacation Club. Mr. Ouimet’s experience, leadership and management skills and his insights from his experience as Cedar Fair’s prior chief executive officer provide guidance, operational knowledge and management perspective to the Board.

Richard A. Zimmerman President and Chief Executive Officer Director since: 2019

Richard A. Zimmerman has been president and chief executive officer of Cedar Fair since January 2018 and a member of the Board of Directors since April 2019. Prior to becoming CEO, Mr. Zimmerman served as president and chief operating officer from October 2016 to December 2017 and served as chief operating officer from October 2011 to October 2016. Prior to that, he was appointed as executive vice president in November 2010 and as regional vice president in June 2007. He has been with Cedar Fair since 2006, when it acquired Kings Dominion. Mr. Zimmerman was vice president and general manager of Kings Dominion from 1998 through 2006. Mr. Zimmerman’s leadership and management skills and his insights from his experience as Cedar Fair’s president and chief executive officer provide guidance, operational knowledge and management perspective to the Board.

12 / 2022 Proxy Statement | CEDAR FAIR, L.P.

Class II Directors serving until 2024:

Daniel J. Hanrahan Chairman of the Board Director since: 2012

Daniel J. Hanrahan brings more than 40 years of experience, including from a variety of sales and marketing, general manager, president and chief executive officer roles across the consumer packaged goods, retail, travel and hospitality sectors. In January 2020, he was appointed Chairman of the Board of Directors. He served as the president and chief executive officer and director of the Regis Corporation (NYSE: RGS), a global leader in beauty salons and cosmetology, from August 2012 through April 2017. Prior to joining Regis, he served as president and CEO of Celebrity Cruises, a cruise line and division of Royal Caribbean Cruises (NYSE: RCL), from 2007 to 2012. He was promoted to president in 2005 and to CEO in 2007 after his highly successful management of the sales and marketing division for Royal Caribbean. Prior to joining Royal Caribbean, Mr. Hanrahan served in executive-level positions with Polaroid Corporation and Reebok International Ltd. In 2004, he was named one of the “Top 25 Extraordinary Minds in Hospitality Sales and Marketing” by Hospitality and Sales Marketing Association International. From 2017 to 2021, Mr. Hanrahan was a director and member of the audit committee at Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND), a global provider of expedition cruises and adventure travel experiences. He joined the board of Foss Swim Schools, a Prairie Capital company, in April 2019. Mr. Hanrahan joined Sycamore Partners as an advisor in 2021. Mr. Hanrahan has served as a Director since June 2012 and previously served as Chairman of the Compensation Committee. Mr. Hanrahan is qualified to serve on the Board of Directors primarily as a result of his significant executive-level experience across a wide spectrum of consumer-facing brands, including in the retail, travel and hospitality sectors, as well as his more than 40 years of experience in sales and marketing.

Lauri M. Shanahan Director since: 2012 | Nominating & Corporate Governance Committee

Lauri M. Shanahan has over 30 years of executive and board leadership experience across a number of global, omni-channel and multi-brand consumer businesses, including Gap, Inc. (NYSE: GPS). She joined Gap, Inc., a leading global apparel retail company, in 1992 and served in numerous leadership roles including chief administrative officer and chief legal officer during her 16-year career with the company. She currently serves on the board of directors of Deckers Brands (NYSE: DECK), a global footwear, accessories and apparel lifestyle company with a portfolio of premium brands; Treasury Wine Estates (ASX: TWE), a vertically integrated, global wine company based in Melbourne, Australia with 70+ brands; and G Squared Ascend I (NYSE: GSQD.UN), a special purpose acquisition company (SPAC) focused on target businesses in software-as-a-service, online marketplaces, mobility 2.0/logistics, fintech/insurtech, new age media, and sustainability. She is a member of the audit and risk management committee and the governance and ESG committee of Deckers Brands. She is a member of the remuneration committee of Treasury Wine Estates and chairs the audit, compensation and governance committees at G Squared. In addition, Ms. Shanahan serves as a member of the California State Personnel Board, which oversees all policies relating to the implementation and enforcement of the merit-based system for all current and prospective state employees. She previously served on the board of Charlotte Russe Holdings, Inc., a women’s apparel, footwear and accessories retailer, from 2009 through January 2019, where she served as chairman of the board and chair of the compensation committee. Ms. Shanahan has served as a Director since June 2012 and is a member of the Nominating and Corporate Governance Committee. She previously served as Chair of the Nominating and Corporate Governance Committee and as Chair of the Compensation Committee. Ms. Shanahan is qualified to serve on the Board of Directors primarily as a result of her substantial public company executive and leadership experience in the consumer goods and retail industries, which includes strategic, operational, ESG, legal and risk oversight experience, as well as her experience on the other boards on which she currently serves.

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Debra Smithart-Oglesby Director since: 2012 | Compensation Committee Nominating & Corporate Governance Committee

Debra Smithart-Oglesby is a former certified public accountant with more than 35 years of financial and corporate leadership experience in the food service and retail industries. From January 2018 through December 2019, she served as the Lead Independent Director of the Board of Directors. From 2003 through 2018, Ms. Smithart-Oglesby served on the board of directors of Denny’s Corporation (NASDAQ: DENN), a full-service, family-style restaurant chain with approximately 1,700 eateries throughout the United States and several other countries. She served as the chair of Denny’s board from 2006 through 2017 and was the company’s interim chief executive officer from 2010 through 2011. Since 2000, she has been the president of O&S Partners, an investment capital and consulting services firm that invests in and provides consulting services to early-stage and transitioning hospitality and retail companies. Prior to joining O&S, Ms. Smithart-Oglesby helped to launch Dekor, Inc., a start-up company in the home improvement and decorating retail segment, as its chief financial officer. From 1997 to 1999, she was the president, corporate services and chief financial officer of First America Automotive, Inc., a new and used car retailer sold to Sonic Automotive. Prior to that, she spent 13 years as the executive vice president and chief financial officer for Brinker International (NASDAQ: EAT), one of the world’s leading casual dining restaurant companies. She held the position of chief financial officer and served on the Brinker Board from 1991 to 1997. Ms. Smithart-Oglesby has served as a Director since June 2012, is the Chair of the Nominating and Corporate Governance Committee and is a member of the Compensation Committee. Ms. Smithart-Oglesby is qualified to serve on the Board of Directors primarily as a result of the extensive management and leadership skills she has developed through her executive and board-level experience in the hospitality and retail industry, as well as her experience as a former certified public accountant for more than 35 years.

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Proposal Two. Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for 2022 and requests that our unitholders confirm that appointment. Deloitte audited our consolidated financial statements and our internal control over financial reporting for 2021. A representative of Deloitte will be made available at the annual meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

If our unitholders do not confirm our appointment of Deloitte, the Audit Committee will reconsider whether to retain Deloitte, and may retain that firm or another firm without re-submitting the matter to our unitholders. In all cases, the Audit Committee retains its right to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our unitholders. The affirmative vote of a majority of the units present, or represented by proxy, at the annual meeting is required for ratification.

The Board recommends a vote FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.

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Proposal Three. Advisory Vote on Our Named Executive Officer Compensation

We are seeking an advisory vote of our unitholders on the compensation of our named executive officers, which we are providing as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. As recommended by our unitholders and approved by the Board, we provide this opportunity annually, and we anticipate holding the next unitholder advisory vote on the compensation of our named executive officers at our 2023 annual meeting. We encourage you to review the detailed information regarding our named executive officer compensation provided in the Compensation Discussion and Analysis section and the executive compensation tables and related narratives included in this proxy statement.

Cedar Fair has a long-standing tradition of delivering results for our unitholders, and we believe our compensation program is appropriately structured to support our continued growth and success and to incentivize our high-performing executive team. We have proactively responded to the unprecedented impact to the business from the COVID-19 pandemic, while staying true to the guiding principles of our program. A summary of the impact of the COVID-19 pandemic on our business and actions taken in response is provided in detail in the Compensation Discussion and Analysis section.

Our 2021 compensation program continued to emphasize performance-based compensation, focused on making adjustments in response to COVID-19 that were consistent with our overall compensation philosophy and objectives, and continued to reflect our desire to retain critical talent and incentivize our team to further optimize and drive post-pandemic business results in direct alignment with our unitholders’ interests. We did not abandon our general structure or philosophy despite the short-term disruption. We made design changes for our 2021 annual cash incentive awards as well as our 2021 performance-based long-term incentive awards consistent with these guiding principles, feedback we received from unitholders, and benchmarks provided by our compensation consultant. Due to 2021 performance trends and our confidence around the ability to reopen under normal operating conditions in 2022, we migrated our 2022 short-term and long-term incentive programs closer to the pre-pandemic designs, consistent with our goal of continuing to incentivize our team to further optimize and drive post-pandemic business results in direct alignment with unitholders’ interests. Our priorities have been and continue to be focused on executive and unitholder alignment and retaining key talent in the short-term and the long-term. Our executive compensation decisions continue to reflect our desire to recognize, incentivize and retain critical talent and to align executive compensation with unitholders’ interests by emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. Our executive compensation decisions demonstrate our commitment to these goals, as further explained in this proxy statement.

We ask that you support the compensation of our named executive officers. Although this vote is advisory and non-binding in nature, the Board and the Compensation Committee value the opinion of our unitholders and will consider the voting results when determining our compensation policies, philosophy and arrangements in the future.

The Board recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

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Board Matters and Corporate Governance

Board Leadership Structure

The Board is committed to strong leadership and effective corporate governance, including appropriate oversight of management. We review and evaluate our Board leadership structure periodically and decided to modify it as part of our executive leadership transition process. Accordingly, following a robust review process led by the independent members of the Board, Mr. Hanrahan was appointed independent Chairman of the Board effective January 2020. Mr. Ouimet served as Executive Chairman and Ms. Smithart-Oglesby served as Lead Independent Director from January 2018 through the end of 2019, roles to which they were appointed to in connection with Mr. Zimmerman’s promotion to President and Chief Executive Officer. These transitions followed our successful and extended succession plan that was developed and implemented by the Board over the past several years. We believe this structure is optimal for our current circumstances and that it provides continuity of leadership and oversight of management by the Board. The Board continues to review and evaluate this structure and the appointment of the Chairman on a periodic basis.

As our Chairman of the Board, Mr. Hanrahan’s duties include:

•	Presiding at all Board meetings, including executive sessions;

•	Convening meetings of the independent directors as deemed appropriate;

•	Assisting with information flow and approval of board schedules and agendas;

•	Leading the Board process for and working with the Compensation Committee to evaluate the performance and determine the compensation of the Chief Executive Officer;

•	Retaining counsel or other advisers on behalf of the independent directors; and

•	Performing such other functions and responsibilities requested by the Board from time to time.

Risk Oversight

The Board plays a direct role in monitoring and mitigating risks to the Partnership broadly and also administers its risk oversight role through its committee structure and the committees’ reports to the Board. The Board regularly reviews information regarding credit, liquidity and operational risk, and management identifies and prioritizes other material risks. The Board of Directors is kept abreast of each of the Committees’ risk oversight and other activities via regular reports of the Committee Chairs to the full Board. See Board Committees below for Committee descriptions and risk oversight activities.

The Board formally met 9 times in 2021 along with additional interactions between formal meetings. Committees of the Board met from time to time upon call of the Chairman of the Board or individual Committee Chairs. During 2021, each Director attended at least 75% of all of the meetings of the Board, inclusive of applicable committee meetings. Directors are expected to attend all meetings of the Board, meetings of the Committees on which they serve and the annual meeting absent occasional, unavoidable circumstances. All of the current board members attended the 2021 annual meeting.

Executive sessions of all non-employee Directors are scheduled in conjunction with each regularly scheduled board meeting. At least one of these executive sessions was attended by Independent Directors only. The Chairman of the Board presided at each executive session in 2021.

Board Committees

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors, as that term is defined in the NYSE listing standards and CFMI’s Corporate Governance Guidelines, and each member of the Audit Committee is independent as required under Section 301 of the Sarbanes-Oxley Act of 2002. Each Committee conducts an annual evaluation of its performance, and the Nominating and Corporate Governance Committee annually conducts an evaluation of the Board, its Committees and the Chairman of the Board. Furthermore, we periodically rotate committee membership and chairmanship. In 2021, we transitioned the

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Compensation Committee chairmanship from Ms. Shanahan to Mr. Olivet. In 2020, we transitioned the Nominating and Corporate Governance Committee chairmanship from Ms. Shanahan to Ms. Smithart-Oglesby.

Audit Committee

Committee Members: Gina D. France (Chair) ✓ Louis Carr D. Scott Olivet Carlos A. Ruisanchez ✓ Number of Meetings in 2021: 5 ✓ Audit Committee Financial Expert	- - - -

Responsible for appointing and meeting with our independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions.

Meets frequently during the year and discusses with management and our independent registered public accountant: (1) current business trends affecting the Partnership; (2) major risks facing the Partnership; (3) steps management has taken to monitor and control such risks; and (4) adequacy of internal controls that could significantly affect the Partnership’s financial statements.

Reviews the Partnership’s enterprise risk management process for identification of and response to risks related to cyber-security and data protection, and other risks that may materially impact the business.

The Audit Committee Chair provides the Board with regular reports concerning its risk oversight activities

Compensation Committee

Committee Members: D. Scott Olivet (Chair) Carlos A. Ruisanchez Debra Smithart-Oglesby Number of Meetings in 2021: 7	- - - - -

Responsible for reviewing the Partnership’s compensation and employee benefit policies and programs, and recommending related actions, as well as executive compensation decisions and succession planning matters, to the Board of Directors.

Responsible for recommending the fees paid to the Directors and Board Committee members for services in those capacities.

Responsible for compensation decisions for the Chief Executive Officer, together with the Board of Directors, based upon its review of his performance and the performance of the Partnership.

Makes recommendations to the Board of Directors with respect to non-CEO executive management compensation, incentive compensation plans and equity-based compensation based on discussions with and recommendations of the Chief Executive Officer. On an annual basis, the chief executive officer reviews all of his direct reports, including the other named executive officers, and the other executive officers review and make recommendations regarding their direct reports.

Assesses the Partnership’s compensation programs annually to ensure they do not encourage excessive risk taking by employees, which could result in a material adverse impact on the Partnership

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Compensation Committee Interlocks and Insider Participation

None of our Directors who served on the Compensation Committee during 2021 were current or former officers or employees of the Partnership or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between the Partnership’s executive officers or Directors and the board or compensation committee of another entity.

Nominating and Corporate Governance Committee

Committee Members: Debra Smithart-Oglesby (Chair) Gina D. France Lauri M. Shanahan Number of Meetings in 2021: 5	- - - -

Responsible for identifying key criteria for service as a director, reviewing board succession, and identifying qualified Director nominees to enhance the Board and to play a leadership role in shaping the governance of CFMI.

Conducts appropriate inquiries into the background and qualifications of Board candidates meeting these criteria.

Conducts an annual evaluation of the Board, its Committees and the Chairman of the Board.

Oversees compliance with CFMI’s Corporate Governance Guidelines, monitors developments in corporate governance, and facilitates board educational opportunities.

Director Nominations Process

The Nominating and Corporate Governance Committee considers diversity of experience and background when selecting candidates. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; possess the highest integrity, as well as extensive knowledge, experience and judgment; maintain loyalty to the interests of the Partnership and its unitholders; and devote the extensive time necessary to fulfill a Director’s duties. Although CFMI does not have a formal policy on diversity in the selection of candidates for the Board, the Committee employs an inclusive and comprehensive approach designed to cultivate and recruit candidates with diverse backgrounds and experiences, including factors such as education, career and professional experience, independence, skills and personal characteristics, and understanding of and experiences in management, finance and marketing in the Partnership’s industry as well as other industries. The Committee reviews these factors as well as the other qualifications outlined above and strives to create a Board of Directors with a variety of complementary skills and experiences, both personal and professional.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by unitholders for membership on the Board. If a unitholder wishes to recommend an individual for membership on the Board, that recommendation can be sent to Brian Nurse, Corporate Secretary, One Cedar Point Drive, Sandusky, Ohio 44870-5259. In addition, limited partners may nominate one or more persons for election or reelection to the Board at an annual meeting in accordance and compliance with the notice, procedural, informational and other requirements of our Partnership Agreement. See Unitholder Proposals and Nominations for the 2023 Annual Meeting for additional information.

Board Independence

In addition to the independence criteria contained in the NYSE listing standards, the Board has adopted additional standards to determine Director independence. These standards are located in our Corporate Governance Guidelines on our website. The Board has affirmatively determined that current Board members Louis Carr, Gina D. France, Daniel J. Hanrahan, D. Scott Olivet, Carlos A. Ruisanchez, Lauri M. Shanahan and Debra Smithart-Oglesby, meet the independence criteria of the NYSE listing standards and our Corporate Governance Guidelines. The Board has determined Matthew A. Ouimet and Richard A. Zimmerman are not independent. Mr. Ouimet is a former executive officer of the Partnership, and Mr. Zimmerman is a current executive officer of the Partnership.

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Unitholder Engagement and Communication with the Board

Members of management and the Board practice and encourage ongoing engagement with our unitholders by meeting in person and over the telephone with our unitholders to discuss a broad range of topics, including governance and our compensation programs. As part of our unitholder engagement, we initiated meetings with and sought direct feedback from unitholders in December 2020 to inform our 2021 compensation strategy, during which our Chief Executive Officer, Chief Financial Officer, Board Chairman, and Compensation Committee Chair directly engaged with holders of approximately 45% of our outstanding units. Investor perspectives shared during these conversations helped inform the Board’s thinking in a wide range of areas, including liquidity, capital allocation, expectations of management and executive compensation. Additionally, during 2021, management engaged with our unitholders through quarterly earnings calls and other channels of communication.

The Board also provides a formal process for unitholders and interested parties to send communications directly to the Board, including the non-employee independent Directors as a group or the presiding Director of such group. Shareholders and other interested parties may send mail communication addressed as follows:

Brian Nurse, Corporate Secretary

One Cedar Point Drive

Sandusky, Ohio 44870-5259

The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee who will review the correspondence and take action accordingly. We also have a toll-free hotline that is available to anyone, including unitholders, who wishes to bring a matter to the attention of the non-employee Directors. The telephone number of the hotline is 800-650-0716. The Audit Committee of the Board of Directors is charged with reviewing information received and taking appropriate action as necessary.

Corporate Governance Materials

Our Corporate Governance Guidelines, Code of Conduct and Ethics, and the charters of the Board committees provide the framework for the governance of the Partnership.

The Corporate Governance Guidelines cover, among other things, the composition and functions of the Board, the qualifications and responsibilities of directors, director independence, the selection process for new directors, Board committees, compensation of the Board and the responsibilities of the Chairman of the Board.

We have adopted and maintain a Code of Conduct and Ethics that covers all directors, officers and employees of the Partnership and its subsidiaries. The Code of Conduct and Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the Partnership’s best interest.

We intend to post amendments to or waivers from the Partnership’s Corporate Governance Guidelines and Code of Conduct and Ethics on our Investor Relations website at http://ir.cedarfair.com. No waivers have been made or granted prior to the date of this Proxy Statement.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines, Code of Conduct and Ethics, and charters for each of the committees of the Board are available on our Investor Relations website at http://ir.cedarfair.com. A printed copy of each of these documents is available, without charge, by sending a written request to: Cedar Fair L.P., One Cedar Point Drive, Sandusky, Ohio 44870-5259, Attention: Investor Relations, or by sending an email to investing@cedarfair.com.

Unit Ownership Guidelines

The Board maintains unit ownership guidelines for our Chief Executive Officer and his direct reports. The Chief Executive Officer is required to hold units having a value of at least four times his base salary, and his direct reports are required to hold units with a value of at least two times their base salaries. The Chief Executive Officer’s direct reports currently include the Chief Operating Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President and Chief Legal Officer and Corporate Secretary, the Executive

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Vice President and Chief Marketing Officer, the Executive Vice President of Human Resources, the Senior Vice President, Corporate Strategy, and the Senior Vice President and Chief Information Officer. Executives have five years from becoming an executive officer to gain compliance with the guidelines. The Board reviews compliance with the guidelines annually. As of March 21, 2022, the Chief Executive Officer and his direct reports were all in compliance with the guidelines or are expected to meet the guidelines in the prescribed time frame. Units held directly or beneficially owned, units held in benefit plans (e.g., in 401(k) accounts), performance units (as if earned at 100% of target), vested and unvested restricted units and phantom units will be counted for purposes of determining compliance with the unit ownership guidelines.

The Board also maintains unit ownership guidelines for the Directors. The guidelines require Directors (excluding the Chief Executive Officer) to accumulate units equal to at least four times the annual cash retainer within four years of becoming a Director. The Chief Executive Officer is required to maintain ownership consistent with the executive requirements. As of March 21, 2022, all directors were in compliance with the guidelines or are expected to meet the guidelines in the prescribed time frame.

Anti-Hedging Policy

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her unit holdings, often in exchange for all or part of the potential for upside appreciation in the unit. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other unitholders. Therefore, directors, officers and employees are prohibited from engaging in any such transaction.

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy and objectives, the material elements of our named executive officer compensation, and how and why we have arrived at specific compensation policies and decisions. Following the summary is a detailed discussion of the compensation awarded to, earned by, and paid to the following individuals, who were the named executive officers for 2021:

•	Richard A. Zimmerman, President and Chief Executive Officer;

•	Brian C. Witherow, Executive Vice President and Chief Financial Officer;

•	Tim V. Fisher, Chief Operating Officer;

•	Kelley S. Ford, Executive Vice President and Chief Marketing Officer;

•	Craig A. Heckman, Executive Vice President, Human Resources; and

•

Duffield E. Milkie, Former Executive Vice President and General Counsel and Corporate Secretary (who resigned his position in June 2021, served as a non-executive employee through September 2021 and served as a non-employee advisor through February 2022).

This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this proxy statement.

Summary

Why Unitholders Should Support Our Executive Compensation Program

Cedar Fair has a long-standing tradition of creating value for our unitholders, and we believe our compensation program design supports our continued delivery of results and incentivizes our high-performing executive team. We have proactively responded to the unprecedented impact to the business from the coronavirus (COVID-19) pandemic, while staying true to the guiding principles of our program. To that end, our 2021 approach:

•	Continued to emphasize performance-based compensation;

•

Focused on making adjustments in response to COVID-19 that were consistent with our overall compensation philosophy and objectives, aligned with the creation of unitholder value, as close to our historical programs as possible, and easy to understand; and

•	Continued to reflect our desire to retain critical talent and incentivize our team to further optimize and drive post-pandemic business results in direct alignment with our unitholders’ interests.

We did not adjust goals or re-value our 2019-2021 or 2020-2022 performance unit awards, though no units were earned under the 2019-2021 awards, and we do not expect any units to be earned under the 2020-2022 awards. We also did not abandon our general structure or philosophy despite the short-term disruption.

Overview of Compensation Program Adjustments and Business Backdrop

2021 was focused on recovery from the extreme business disruption in 2020 caused by the coronavirus (COVID-19) pandemic. We closed our properties in March 2020 in response to the spread of COVID-19 and local government mandates. With no guidance at that time on when we could resume operations, we pivoted our 2020 focus to response and recovery initiatives. We resumed only partial operations at 10 of our 13 properties in 2020.

Following the extreme business disruptions experienced in 2020 from COVID-19, we had to make difficult business decisions considering critical factors such as:

•	Overall guest demand and sentiment;

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•	Additional processes and investments to address COVID-19 health and safety;

•	The need to preserve liquidity due to undetermined length of the disruptions; and

•	Timing and notice of when we could open our parks and under what parameters we could operate given capacity constraints and labor disruptions.

The focus in 2021 had to center on recovery of the business over both the short term and long term but in the context of continued operating uncertainty and the need to ensure the safety of our guests and associates.

Furthermore, the incentive and retentive value of cash and equity grants we had made to management before the shut downs was nullified - the required business closures made it impossible to achieve the threshold Adjusted EBITDA goals that had been set pre-COVID-19 assuming a typical operating calendar and environment.

In light of these challenges, we had to re-evaluate our historical approach in order to set appropriate incentive plan goals for 2021. We proactively responded, using the flexibility provided under our program, to incentivize our team and drive results for our unitholders. We identified and evaluated alternative approaches with the guiding principle that any adjustments needed to be (1) consistent with our overall compensation philosophy and objectives, (2) aligned with the creation of unitholder value, (3) as close to our historical programs as possible, and (4) easy to understand. Our process included engaging directly with several of our top unitholders, representing approximately 45% of our outstanding units, in December 2020, and exploring alternative approaches and structures with our compensation consultant.

We made design changes for our 2021 annual cash incentive awards as well as our 2021 performance-based long-term incentive awards consistent with the guiding principles described above, feedback we received from unitholders, and benchmarks provided by our compensation consultant. The changes were:

•

For 2021 cash incentive awards: (1) set Adjusted EBITDA goals that vary relative to park attendance, the dominant performance variable; (2) shifted from using individual performance goals to Company strategic goals; and (3) shifted a larger weight to the Company strategic goals (30%) compared to the weight on individual goals in prior years (15%).

•

For 2021 performance units: (1) used Adjusted EBITDA, consistent with prior years, but over a longer forecast period of up to five years (rather than the historical three-year period), to give the team additional time to achieve a full recovery from the significant disruptions caused by the pandemic; (2) included an incentive to drive results and exceed objectives as early as the third year; and (3) included additional payout opportunities for exceeding our critical business recovery goals around un-levered pre-tax free cash flow and net leverage ratio reduction to drive a return to the Company’s pre-pandemic position. Payouts may thus range from 0% to 300% of the targeted number specified in the awards for performance in the five-year period.

Despite delayed park openings and various operating restrictions in place for the 2021 operating season, our 2021 results exceeded our initial expectations. Results were driven by greater consumer demand that resulted in our management team being able to drive attendance above forecasted levels and achieve record in-park per capita spending. Our executives earned 189.5% of their target 2021 cash incentive awards based on the financial results that showed strong recovery of the business over the second half of 2021 and their success in driving our strategic goals. None of the 2019-2021 performance units were earned due to the significant and unprecedented COVID-19 disruption on our business during the applicable period, and we did not adjust goals for those awards.

Due to 2021 performance trends and our confidence around the ability to reopen under normal operating conditions in 2022, we migrated the frameworks for our 2022 short- and long-term incentive programs closer to the pre-pandemic designs, consistent with our goal of continuing to incentivize our team to further optimize and drive post-pandemic business results in direct alignment with our unitholders’ interests.

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Compensation Philosophy and Objectives

Our executive compensation program is designed to: (1) incentivize our key employees to drive superior results; (2) give key employees a proprietary and vested interest in our growth and performance; and (3) enhance our ability to attract, retain and motivate exceptional leaders upon whom, in large measure, our sustained growth, progress, and profitability depend. We believe our executive compensation programs should be directly tied to board-approved annual and long-range plans that align with unitholder interests. Our program historically has been designed to directly tie compensation to both Company performance, based upon the achievement of Adjusted EBITDA, and individual performance. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current credit agreement. We historically have used Adjusted EBITDA as our key performance measure because it closely tracks core operating performance across park operating units. Further, Adjusted EBITDA is widely used by analysts, investors, direct industry peers, and other comparable companies to evaluate operating performance.

Our unitholder-approved incentive plan allows us to provide a mix of compensation that drives our management team to achieve strong annual results and to deliver long-term value for all unitholders. Our compensation structure provides us with flexibility to evolve our compensation philosophy and program from year to year as the market, our business, or the industry requires. We used this flexibility to respond to the impact of COVID-19, consistent with our ongoing priority of aligning executive compensation and unitholder interests and to ensure we are retaining key talent. We are focused on taking the right actions at the right time, as the post-pandemic landscape evolves. We emphasize protecting the health and safety of our guests and associates, enhancing liquidity, and using metrics that are resilient to any further COVID-19 disruptions in the future. To that end, we adjusted the performance goals used in our 2021 cash and equity incentive awards as discussed in the Summary above. We decided to use un-levered pre-tax free cash flow as the performance measure for our 2022 performance units as well, in alignment with our strategic focus on near-term capital allocation priorities of deleveraging through debt paydowns and on reinstating the distribution.

Impact of the COVID-19 Pandemic on our Business

The COVID-19 pandemic had a material impact on our business in 2020, had a continuing negative impact in 2021, and may have a longer-term negative effect. On March 14, 2020, we closed our properties in response to the spread of COVID-19 and local government mandates. We ultimately resumed only partial operations at 10 of our 13 properties in 2020. Due to soft demand trends and capacity-restriction mandates upon reopening in 2020, park operating calendars were adjusted, including reduced operating days per week, reduced operating hours within each operating day, and earlier closure of certain parks than in a typical operating year. Following the closing of our properties, Knott’s Berry Farm’s partial operations in 2020 were limited to culinary festivals.

In May 2021, we opened all of our U.S. properties for the 2021 operating season on a staggered basis with capacity restrictions, guest reservations, and other COVID-19 related operating protocols in place. Our 2021 operating calendars were designed to align with anticipated capacity restrictions, guest demand and labor availability. Thus, our 2021 operating calendars included fewer operating days in July and August at some of our smaller properties and additional operating days in September and the fourth quarter at most of our properties. As vaccination distribution efforts continued during the second quarter of 2021 and we were able to hire additional labor, we removed most capacity restrictions, guest reservation requirements and other protocols at our U.S. properties beginning in July 2021. We were also able to open our Canadian property, Canada’s Wonderland, in July 2021. Canada’s Wonderland operated with capacity restrictions, guest reservations, and other COVID-19 related operating protocols in place throughout 2021. We currently anticipate returning to full park operating calendars for the 2022 operating season at all of our parks but may continue to adjust future park operating calendars in 2022 and beyond as we respond to changes in guest demand, labor availability and any state and local operating restrictions. The lingering effects of the COVID-19 pandemic may impact guest demand and labor availability, and it is uncertain the extent to which those effects will impact our operational and financial results. Our future operations are dependent on factors beyond our knowledge or control, including the duration and severity of the COVID-19 pandemic and actions taken to contain its spread and mitigate its public health effects.

Despite a delayed start and various operating restrictions in place for the 2021 season, our 2021 operating results exceeded our initial expectations. Performance was driven by greater consumer demand that resulted in our management team being able to drive attendance above initially forecasted levels, particularly in the second half of

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2021, and achieve record in-park per capita spending. As a result, we made progress towards our goal of reducing our outstanding debt by redeeming $450 million of unsecured senior notes in December 2021 with cash on hand.

As a result of COVID-19, 2021 included 1,765 operating days, compared to only 487 operating days in 2020 and 2,224 operating days in 2019. In 2021, we achieved record in-park per capita spending, solid attendance results and out-of-park revenues nearing pre-pandemic levels:

Due to the strong results across our core revenue metrics, we achieved net revenues of $1.3 billion and Adjusted EBITDA of $325 million in 2021:

See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations on pages 20-21 of the Company’s Form 10-K for fiscal 2021 for additional information regarding attendance, in-park per capita spending, out of park revenues, and Adjusted EBITDA, including how we define and use those measures and a reconciliation of Adjusted EBITDA from net (loss) income. See Note 5 to our Consolidated Financial Statements in the Company’s Form 10-K for fiscal 2021 for a reconciliation of in-park and out-of-park revenues.

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Our Pay Governance Reflects Best Practices

WHAT WE DO

✓ Our named executive officer annual and long-term incentive compensation is contingent on corporate performance to enhance alignment with our unitholders.

✓ We have mandatory unit ownership guidelines of four times salary for our Chief Executive Officer and two times salary for his direct reports.

✓ Incentive compensation is subject to clawback provisions for our Chief Executive Officer and his direct reports.

✓  Our Compensation Committee is comprised solely of directors who are independent under the standards of the SEC and the NYSE, including the heightened standards applicable to Compensation Committee members.

✓ We periodically rotate the Compensation Committee chair assignment.

✓ Our independent Compensation Committee has retained Semler Brossy to advise and report directly to the Committee.

✓ We conduct an annual risk assessment of our compensation programs in consultation with Semler Brossy.

✓ We offer our unitholders the opportunity to cast an advisory vote on our executive compensation every year.

WHAT WE DO NOT DO

We do not provide excise tax “gross ups”.

We do not provide significant perquisites.

We do not allow hedging of our Company’s securities.

We do not allow pledging of our Company’s securities or holding its units in margin accounts.

Unitholder Engagement and Consideration of Last Year’s Advisory Unitholder Vote on Executive Compensation

In advance of making compensation awards in March 2021, we initiated meetings with and sought direct feedback from unitholders in December 2020, during which our Chief Executive Officer, Chief Financial Officer, Board Chairman, and Compensation Committee Chair directly engaged with holders of approximately 45% of our outstanding units. Unitholder perspectives shared during these conversations helped inform the Board’s thinking in a wide range of areas, including liquidity, capital allocation, expectations of management and executive compensation. Executive compensation themes from the feedback included consistently high confidence in management, support for motivating and rewarding management related to business recovery efforts, and the consideration of potential, additional metrics to supplement Adjusted EBITDA.

At the 2021 Annual Meeting of Limited Partner Unitholders, approximately 93% of the unit votes cast were to approve the compensation of the Company’s named executive officers. The Compensation Committee believes that the strong unitholder support and feedback on the Company’s pay practices are a clear endorsement of our performance-based approach and focus on long-term value creation. Accordingly, the Compensation Committee maintained a strong performance orientation in the Company’s executive compensation structure while making adjustments to align with our COVID-19 recovery strategy during the related period of uncertainty. The advisory vote at this Annual Meeting and future advisory votes on executive compensation will serve as an additional tool, along with unitholder engagement, to inform the Compensation Committee with regard to how our compensation programs align the interests of our executives, the Company, and its unitholders.

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Determining Executive Compensation

We combine the compensation elements discussed below in a manner that we believe will optimize each executive’s contribution to the Company. We recognize and consider many factors in assessing an individual’s total compensation potential. The range of targeted compensation varies by position and reflects the unique skills, expertise, and individual contributions of each executive. In general, we work within market-based ranges of base salary commensurate with the executive’s scope of responsibilities. We use our cash incentive and unit-based award programs to challenge the executive to achieve superior annual and long-term results for the benefit of the Company and its unitholders. Because a significant portion of this compensation is dependent on performance results, an executive’s actual total compensation can vary considerably if we have a year that exceeds, or fails to meet, expectations. We believe that this design effectively aligns our unitholders’ interests with our executives and appropriately motivates our executives to achieve peak corporate performance in both the near and long term.

Role of the Compensation Consultant

The Compensation Committee engages an independent executive compensation consulting firm (1) to provide information and advice on competitive practices and trends in our industry, (2) to make recommendations regarding the design of our compensation program, and (3) to assist with the review of compensation practices and an assessment of the effectiveness of these practices. The compensation consultant is retained by and reports directly to the Compensation Committee and regularly attends and participates in Compensation Committee meetings.

The Committee has retained Semler Brossy as its independent compensation consultant since 2018. In 2021, Semler Brossy provided market research and insights on executive compensation practices and trends, including market data. Semler Brossy also investigated and evaluated alternative structures, due to uncertainties stemming from COVID-19, that are consistent with our overall philosophy and modeled alternatives to ensure alignment with unitholders. Semler Brossy also assisted with our most recent peer group review conducted in December 2021 and prepared our most recent biannual executive compensation benchmarking study in early 2022. The peer group review historically has been conducted every other year but will be conducted on an annual basis going forward. Semler Brossy did not perform any other material services for the Company or for management other than to provide advice and counsel to the Compensation Committee throughout the year in accordance with the Compensation Committee’s instructions. The Compensation Committee may, in the future, rotate or select other compensation consultants to provide information or advice on our compensation programs from time-to-time.

Compensation Consultant Conflicts Assessment

The Compensation Committee assesses the independence of Semler Brossy annually in accordance with the Securities and Exchange Commission (“SEC”) rules and concluded that Semler Brossy’s work for the Compensation Committee is independent and does not present any conflicts of interest.

The Committee took certain factors, which it believes may affect the independence of a compensation consultant, into consideration when selecting Semler Brossy in accordance with applicable SEC rules. In particular, the Committee considered: (1) whether any other services had been or were being provided by Semler Brossy to the Company, (2) the amount of fees paid by the Company to Semler Brossy as a percent of Semler Brossy’s total revenues, (3) Semler Brossy’s policies and procedures designed to prevent conflicts, a copy of which was provided to the Committee, (4) Semler Brossy’s ownership of Company units, and (5) any business or personal relationships between Semler Brossy and any Committee members or the Company’s executive officers. Following the consideration of these factors, the Committee determined that Semler Brossy is independent.

Peer Group and Peer Group Review

Compensation information from our peer group and broader industry surveys is one factor and reference point that the Compensation Committee considers in the executive compensation decision-making process. The Compensation Committee conducts a thorough review of the established peer group periodically and undertook a peer group review in December 2021 with the assistance of Semler Brossy.

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The Company only has a couple of direct industry peers that meet our size and other criteria. Therefore, our approach is to create a peer group that combines our direct peers with a broader market basket of companies from related industries and with similar characteristics that, in total, reflects a comparable group. In establishing and updating our compensation peer group, we focus on U.S. publicly traded companies in family-oriented leisure, recreation, and entertainment, with similar business models and markets to ours, with annual revenues between approximately 0.4 to 2.5 times our revenues. We also review and reference growth profiles and yields, market capitalization and employee counts. We evaluate certain qualitative factors including seasonality, entertainment focus, ownership profile, multiple sources of revenues and meaningful capital investment. The goal is for peer group companies to meet the majority of these qualitative and quantitative criteria.

Following the December 2021 review, we updated our peer group to the following list of companies. The Compensation Committee believes this updated peer group meets its goal, achieves the desired level of balance among the peer group companies in terms of revenues and market capitalization, and provides a solid indicator of the executive compensation practices for businesses our size and in our industry.

Bally’s Corporation	Dave & Buster’s Entertainment, Inc.	Six Flags Entertainment Corporation

BJ’s Restaurants, Inc.	Golden Entertainment, Inc.	The Cheesecake Factory Incorporated

Boyd Gaming Corporation	Party City Holdco Inc.	The Marcus Corporation

Choice Hotels International, Inc.	Pebblebrook Hotel Trust	Travel & Leisure

Churchill Downs Incorporated	Playa Hotels & Resorts N.V.	Vail Resorts, Inc.

Cinemark Holdings, Inc.	SeaWorld Entertainment, Inc.	Wyndham Hotels & Resorts, Inc.

Cracker Barrel Old Country Store, Inc.

*

We added eight new companies to this group (Bally’s Corporation, BJ’s Restaurants, Inc., Golden Entertainment, Inc., Party City Holdco Inc., Pebblebrook Hotel Trust, Playa Hotels & Resorts, The Cheesecake Factory Incorporated and Travel & Leisure).

**

We removed four companies from the prior peer group due to acquisition, merger or split (Eldorado Resorts, Inc., International Speedway Corporation, The Madison Square Garden Company, and Speedway Motorsports, Inc.) and one company that did not meet certain qualitative criteria (Texas Roadhouse, Inc.).

***	For the full listing of our prior peer group before these changes, please see our 2021 annual meeting proxy statement furnished with the SEC on April 7, 2021.

This updated peer group was used for the benchmarking study that Semler Brossy conducted in early 2022 in advance of decisions regarding targeted compensation for 2022. However, given that we updated the peer group after we set executives’ compensation and award opportunities for 2021, the peer group in effect when we approved 2021 compensation opportunities was the previous group approved by the Compensation Committee in 2019 after a similar review process.

Market Analysis

The Compensation Committee requests its compensation consultant to analyze the compensation of our executives relative to that of executives in similar positions at our peer companies and/or survey data, and provide a report to the Committee on a bi-annual basis. While we review this peer group compensation information in our decision-making process, the information is one data point and the Committee exercises judgment and discretion when setting compensation levels. Our executive compensation program is more heavily weighted toward performance-based compensation, and our general objective is to provide base salaries within a competitive range at or near the 50th percentile of our survey data and peer group (where available for certain positions) and to provide total direct compensation opportunities that are between the 50th and 75th percentiles of our peer group and aligned with comparable survey data, subject to other individual considerations. Other factors we consider in setting compensation include: general industry practices, general economic conditions and external factors affecting our business, recent and projected Company performance, growth and returns to unitholders, internal equity, retention and recruiting goals, transitioning of compensation in connection with leadership succession, the

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significant industry expertise of the team, and recent individual performance and individual performance expectations. The extreme disruption to our business from COVID-19 and related impact on prior long-term incentive opportunities were an additional focus in setting 2021 compensation. The Committee does not rely on any single factor as a substitute for its own judgment in making compensation decisions, but instead applies its independent discretion and judgment in considering them in their entirety.

During 2020 and 2021, Semler Brossy provided significant information and advice regarding industry and peer responses to the disruption from COVID-19 as well as future implications and likely best practices for executive compensation decisions. This information helped frame the Committee’s discussions and compensation decisions during a period of great uncertainty.

Following the review and update of the peer group in late 2021, the Compensation Committee requested that Semler Brossy prepare an updated benchmarking study to assess the competitiveness of our executive compensation levels. The Semler Brossy review was completed in January 2022 and covered all elements of target total direct compensation, including levels of base salary, target total cash compensation (i.e., base salary plus target bonus) and target long-term incentive compensation. The Semler Brossy study evaluated proxy data from our peer group companies and the Equilar Top 25 Executive Compensation Survey data. The Compensation Committee believes the Semler Brossy analysis further confirms that our executive compensation program is appropriately designed to achieve our general objectives. This updated peer and survey analysis provided context for and was one of the factors considered in our compensation decisions for 2022, including our decision to increase 2022 long-term incentive award amounts to our named executive officers.

Roles of the Board of Directors, the Compensation Committee and Our Chief Executive Officer

Although our Board makes the final compensation decisions for the named executive officers, the process of determining compensation is a collaborative one between the Board, the Compensation Committee, and the Chief Executive Officer. Our Chief Executive Officer dedicates time annually to formally review all of his direct reports, including the other named executive officers. He reviews each individual against targets and achievement of individual performance objectives established before the operating season begins (where applicable) and makes recommendations to the Compensation Committee regarding the compensation of each individual. The Compensation Committee, in consultation with the Chief Executive Officer and independent compensation consultant, makes compensation determinations and adjustments as it deems appropriate in accordance with the applicable compensation plans, and in turn, reports its recommendations to the Board for its approval. Decisions regarding the Chief Executive Officer’s compensation are made by the Compensation Committee and the Board of Directors, based upon a review of his performance relative to agreed objectives, and amounts and adjustments are determined in consultation with the independent compensation consultant.

The Board generally reviews compensation matters after the conclusion of the peak season when significant financial results are available. The Chief Executive Officer completes his evaluations of the other named executive officers’ performance against their established targets and achievement of their individual performance objectives. Based upon that determination, he prepares calculations with respect to cash incentive payouts and equity compensation awards for the current year as well as recommendations for compensation adjustments for the coming year. The Chief Executive Officer generally presents this report to the Compensation Committee and to the Board by January. A final review takes place February when financial results have been finalized and final review of the achievement of individual goals has been completed. Based on Company performance, park performance and individual performance, the Compensation Committee makes final calculations with regard to cash incentive and equity compensation award payouts, subject to Board approval and final audited results.

We moved the approval of our 2021 targeted compensation opportunities and awards to March 2021 to allow the Compensation Committee sufficient time to thoroughly explore and evaluate alternative performance measures as well as alternative vehicles such as options and time-based awards. We approved our 2022 awards and compensation program in February 2022, which allowed us to assess and make decisions to reflect the evolving context of the post-pandemic landscape and our business outlook.

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Compensation Performance Measures

Our executive compensation program has historically been designed around the achievement of Adjusted EBITDA. The Compensation Committee periodically considers, and has the flexibility to use, metrics other than Adjusted EBITDA. Our 2016 Omnibus Incentive Plan does not limit the performance criteria from which the Committee may choose in structuring awards.

The COVID-19 pandemic and 2020 operational restrictions required us to re-evaluate our historical approach. As the Company and executive management team pivoted their 2020 focus to response and recovery initiatives, the Committee revisited its compensation strategy and made incentive-based unit awards in 2020 designed around a multi-pronged scorecard of COVID-19 adjusted strategic goals.

There continued to be significant uncertainty and challenges in setting meaningful financial targets when we were making 2021 award and performance goal decisions. We evaluated a series of alternatives for both our cash and equity incentives but rejected many because we did not want to set lower targets based on probabilities of macro events or fundamentally change the core structure of our programs, which are known to investors and employees and have been effective. We decided to keep the basic structure of the programs and temporarily introduce new variables.

We introduced “attendance” as a variable for our 2021 cash incentive awards and “time” as a variable for our 2021 performance units.

The 2021 cash incentive award Adjusted EBITDA goals accordingly scaled up and down relative to attendance levels, with final park attendance determining the applicable Adjusted EBITDA target. We also used Company strategic goals in the 2021 cash program in order to maintain a focus on longer-term, critical initiatives similar to our 2020 scorecard goals.

We extended the timeframe of the forecast period for the 2021 performance units to five years, rather than the historical three-year period. We set annual Adjusted EBITDA goals that start measuring in 2023 and increase each year, in lieu of three-year cumulative goals. We also added secondary performance measures to the 2021-2025 performance units. Specifically, we created opportunities to earn higher payouts by achieving our critical business recovery goals around un-levered pre-tax free cash flow and net leverage ratio reduction.

The strength of second half 2021 results and trends heading into 2022 provided us more confidence in our ability to establish targets for our 2022 cash incentive awards and for our 2022-2024 performance units. We moved the financial goals for our 2022 cash incentive awards back to using a one-year, fixed functional currency Adjusted EBITDA before incentive compensation expense target. We also moved away from using the temporary Company strategic goals to using individual goals for 2022 cash incentive awards. We decided to use a three-year cumulative un-levered pre-tax free cash flow goal (in lieu of Adjusted EBITDA) for our 2022-2024 performance units to align with our strategic focus on near-term capital allocation priorities.

The following chart summarizes our key financial performance measures, how we use them in our compensation program, and the definitions and methods we use to compute them:

Adjusted EBITDA

•  Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current credit agreement.

•  This is a key performance measure because it closely tracks core operating performance across park operating units and is widely used by analysts, investors, direct industry peers, and other comparable companies to evaluate operating performance.

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Functional Currency Adjusted EBITDA

•  Used in:

○   Cash Incentive Awards

○   Performance Unit Awards (as the main metric for 2021 awards; as the sole metric for 2020 and prior years)

•  This measurement differs from the Adjusted EBITDA amounts we report in our earnings releases and financial reports because functional currency Adjusted EBITDA is calculated using the functional currency of the country where the income or loss was earned (i.e., the Canadian dollar for our Canadian operations).

•  This eliminates unpredictable and artificial increases or decreases based solely on currency fluctuations.

•  The targeted and actual performance calculations for pre-COVID annual cash incentive awards were based on earnings before incentive-based compensation expenses, which we compute by adding back the cash costs of our performance-based compensation programs to the functional currency Adjusted EBITDA amounts. The financial portion of our 2022 cash incentive awards also will be computed on this basis.

Un-Levered Pre-Tax Free Cash Flow

•  Used in:

○   2021 Performance Units (as an award enhancement; additional units may be earned based on achievement of the un-levered pre-tax free cash flow goals)

○   2022 Performance Units (as the sole metric; a three-year cumulative goal)

•  Un-levered pre-tax free cash flow for each calendar year is computed as consolidated Adjusted EBITDA for such calendar year less net cash used for investing activities (before any business acquisitions) for such calendar year, as recorded in the consolidated financial statements of the Company which are examined by the independent accountants for the Company.

•  Targets are in U.S. dollars – “functional currency” will not be used to compute un-levered pre-tax free cash flow performance.

Net Leverage Ratio

•  Used in:

○   2021 Performance Units (as an award enhancement; additional units may be earned based on achievement of the net leverage ratio goals)

•  Net leverage ratio will be computed as the ratio of (a) Net Debt (defined as Consolidated Total Debt per the Company’s Amended and Restated Credit Agreement less cash and cash equivalents as recorded in the consolidated financial statements of the Company), to (b) consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.

•  Targets are in U.S. dollars – “functional currency” will not be used to compute net leverage ratio performance.

Elements of Executive Compensation

Overview

Our executive compensation program is designed around total direct compensation - the combination of base salary, annual cash incentive awards and long-term incentive compensation. In setting targeted total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is commensurate with the executive’s job responsibilities, competitive with market pay, and will retain, attract and motivate top talent while keeping overall pay levels aligned with unitholders’ interests. The Committee also seeks to incentivize a combination of short-term performance, building and making investments for our future, and

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long-term sustained performance. The 2021 compensation opportunities were designed consistent with this approach. The following table sets forth each element of our executive compensation program, principal objectives of these elements and certain recent highlights:

Compensation Element	Principal Objective & Select Highlights
Base Salary	Fixed compensation element intended to reward senior leadership skills, experience, and core competencies. • We held 2021 base salaries at pre-COVID-19 2020 levels for all named executive officers.
Annual Cash Incentive Awards (1)

Variable compensation element intended to reward contributions to our short-term business objectives and achievement of individual or strategic goals.

•  As there continued to be operating uncertainty and challenges to setting targets in early 2021, we moved 2021 cash incentive awards to a framework that incorporated a combination of Adjusted EBITDA metrics that scaled up or down based on attendance levels (70% weight) and Company strategic goals focused on longer-term, critical initiatives (30% weight).

•  2021 cash incentive payouts were at 189.5% of target, based on 206% achievement (200% payout) on the financial goals and 165% achievement (165% payout) on the strategic objectives.

•  In light of our strong 2021 results and our expectations heading into 2022, we migrated the design of our 2022 cash incentive awards closer to our pre-pandemic approach. As such, a portion of 2022 cash incentive award opportunities are based on a fixed Adjusted EBITDA goal for 2022 with the balance tied to individual goals. We increased the relative weighting of the financial goal portion to 90% for our CEO, COO and CFO. The relative weightings are 85% financial / 15% individual goals for our other named executive officers consistent with our pre-COVID cash incentive awards.

Long-Term Incentive Compensation (2) Restricted Unit Awards Performance Unit Awards

Variable compensation element intended to reward contributions to our long-term success, drive achievement of our mission and key strategic objectives, and align each named executive officer’s commitment with our unitholders’ interests.

•  None of the 2019-2021 performance units were earned due to the impact of the significant and unprecedented COVID-19 disruption on our business during the applicable period.

•  The 2020-2022 performance units also are not expected to be earned due to the impact of COVID-19, the related 2020 Adjusted EBITDA loss, and continued impact on 2021 operations.

•  For our 2021 awards, we maintained strong performance orientation of 60% performance awards and 40% restricted unit awards, except we increased the performance weighting for our CEO to 70% performance awards and 30% time-based units.

•  We set our 2021 performance unit design to incorporate a longer performance period (2021-2025). The awards use annual Adjusted EBITDA targets that can be achieved over a longer forecast period of up to five years (rather than the historical three-year period), to give the team additional time to achieve a full recovery from COVID-19. The awards are structured to motivate participants to drive results and exceed objectives as early as the third year (2023), and the goals increase each year. We also included additional payout opportunities in the 2021-2025 performance unit awards for exceeding our un-levered pre-tax free cash flow and net leverage ratio reduction goals to drive a return to our pre-pandemic financial position. Payouts may thus range from 0% to 300% of the target specified in the awards for performance in the five-year period.

•  For our 2022 long-term incentive awards, we returned to a three-year measurement period and a three-year cumulative financial goal. The metric for the 2022-2024 performance unit awards is cumulative un-levered pre-tax free cash flow, consistent with our strategic focus on near-term capital allocation priorities of deleveraging through debt paydowns and reinstating the distribution. Payouts can range from 0% to 200% of the target. In line with the relative weighting for our CEO, we increased the performance weighting for our named executive officers to 70% performance awards and 30% time-based units for the 2022 equity awards.

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Compensation Element	Principal Objective & Select Highlights

Retirement, Health, Life and Disability Benefits and Executive Perquisites

The named executive officers may participate in the Company’s 401(k) plan, which is available to all our eligible employees. The named executive officers participate in other employee benefit plans available to all our eligible employees, including health, life and disability plans. Perquisites are provided to our named executive officers that we believe are reasonable and are intended to enhance the competitiveness of our compensation packages.

Change in Control and Termination Protection	Provide protection if the executive’s employment terminates for a qualifying event or circumstance or in the event of a change in control.

(1)	We may from time-to-time award discretionary bonuses to our named executive officers separate from our annual cash incentive program. We did not provide any such additional bonuses in 2021.

(2)

We may make other types of long-term cash or unit-based incentive awards to our executives, like the 2020 Back-Half Incentive Unit Awards that we granted to our named executive officers in August 2020. Certain of our named executive officers have options outstanding from prior year awards that expire in 2023.

Compensation Mix - 2021

We seek to balance the total direct compensation mix for each executive so that it achieves our overall compensation objectives. The mix of compensation and relative levels of each element is position dependent and may vary year-to-year, including changes in connection with promotions and leadership transitions.

The 2021 targeted compensation mix was similar to the named executive officers’ pre-COVID-19 2020 mix but with increased short-term incentive award opportunities for Messrs. Zimmerman, Fisher, and Heckman in recognition of their unique skills, expertise and ability to drive results, and increased long-term incentive award opportunities for Mr. Zimmerman and Ms. Ford in recognition of their contributions towards our Company strategic initiatives and market compensation rates for their positions. We maintained a 60%/40% weighting of performance-based and time-based unit awards for our named executive officers other than Mr. Zimmerman. We increased the performance-based unit element of Mr. Zimmerman’s 2021 award, resulting in a 70%/30% weighting for our CEO.

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The graphic below illustrates the 2021 targeted total direct compensation mix for Messrs. Zimmerman, Witherow, Fisher and Heckman and for Ms. Ford. See the discussions of each element of incentive compensation for information regarding maximum possible payouts. For purposes of this graphic, we have included only the Adjusted EBITDA portion of the 2021-2025 Performance Units (at target payout).

Base Salary

We pay base salaries to provide a fixed amount of compensation that is not subject to performance-related risk and is commensurate with the executive’s scope of responsibilities, performance, current compensation levels, tenure with the Company and other experience. We do not consider the earnings of prior long-term incentive awards or retirement plans when determining base salaries. Base salaries may be reviewed and adjusted from time to time, subject to the terms of applicable employment agreements. Based on the factors identified above, the Compensation Committee reviews and recommends to the Board adjustments to the base salary for each of the named executive officers on an annual basis, in connection with promotions or a substantial change in responsibilities or as otherwise deemed appropriate. See Narrative to Summary Compensation and Grants of Plan Based Awards Tables - Employment Agreements for additional information on the terms of the employment agreements.

The base salary for each named executive officer is set at a level that the Chief Executive Officer and Compensation Committee believe is appropriate on an individual basis when considered with other elements of compensation. In reviewing the named executive officer’s salary, the Compensation Committee generally considers, among other things:

•	peer and market data provided by our compensation consultant with respect to comparable positions (rolled forward using certain assumptions between the compensation consultant’s review periods);

•	the individual named executive officer’s performance, experience, skills and time in position; and

•	the Company’s overall performance, returns to our unitholders, and continued expectations for growth.

We held 2021 base salaries at pre-COVID-19 2020 salary rates for all named executive officers in light of the 2020 business impact of COVID-19 and the uncertainty going into the 2021 operating year. Base salaries for 2022 have been adjusted to recognize and reward individual contributions to Company performance in 2021, efforts responding to the challenges of the business recovery, and execution of strategic goals designed to strengthen the

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Company for the future. Pre-COVID-19 targeted 2020 base salaries, actual 2020 base salaries earned, 2021 annual base salaries and 2022 annual base salaries for Messrs. Zimmerman, Witherow, Fisher and Heckman and Ms. Ford appear below:

Named Executive Officer	2020 Pre-COVID-19 Salary	2020 Actual Salary	2021 Annual Salary	2022 Annual Salary
Zimmerman	$850,000	$769,616	$850,000	$908,400
Witherow	$532,000	$500,619	$532,000	$561,400
Fisher	$600,000	$563,884	$600,000	$630,000
Ford	$402,000	$377,765	$402,000	$426,400
Heckman	$355,000	$333,750	$355,000	$369,000

Mr. Milkie’s 2021 annual salary was set at his pre-COVID-19 salary rate of $460,000. Mr. Milkie’s salary amount for services in 2021 was $345,000.

Cash Incentive Awards

Our annual cash incentive awards provide an element of compensation that is contingent on and motivates the achievement of annual performance objectives. The performance objectives and percentage of base salary that may be earned as a cash incentive are determined for each named executive officer and are approved by the Compensation Committee and Board by March of the applicable year, unless otherwise provided in a written employment agreement. The performance objectives may vary and be weighted differently for each position and individual, may use multiple measures of performance and may include individual, business unit, management unit and Company performance goals.

Prior to COVID-19, we used a short-term cash incentive award program that included both individual performance goals and Company performance goals that were based upon the consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year. Awards would not be paid out if Company financial performance fell below a threshold level. There were no payouts under 2020 cash incentive awards, as the targets had been set assuming a typical operating year consistent with the historical program approach, and the COVID-required business closures made it impossible to achieve the threshold Adjusted EBITDA goal.

It was challenging to set meaningful targets for 2021 as discussed in the Summary above. Accordingly, while the Compensation Committee wanted to keep the basic structure of the cash incentive award program, the Committee decided to temporarily introduce a new variable to determine the applicable financial target. We therefore set Adjusted EBITDA goals for the 2021 cash incentive awards that scaled up and down relative to attendance levels, with final park attendance determining the applicable Adjusted EBITDA target. The financial targets were intended to motivate and reward executives for driving improvement over 2020 and to incentivize efficient operational performance within specified attendance ranges. The Committee also decided to shift from using individual performance goals to Company-level strategic objectives in order to incentivize initiatives that would have the Company exit the pandemic in a stronger strategic position. We also shifted a larger weight to the Company strategic goals (30%) compared to the weight on individual goals in prior years (15%), due to the heightened emphasis on response and recovery initiatives and the difficulty of setting the 2021 financial goals.

Payouts under the 2021 cash incentive awards were 70% based on the financial goals and 30% based on the Company strategic objectives. Payout to executives of cash incentive awards under either component of the 2021 program was contingent on maintaining a minimum liquidity target of $275 million, inclusive of the minimum liquidity requirement of $125 million within the amended credit agreement. We had liquidity of $420 million as of December 31, 2021, well in excess of the required amount.

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2021 target award opportunities for the named executive officers (as a percentage of 2021 base salary and in dollars) were as follows:

Named Executive Officer	Target Award as a Percentage of Base Salary *	Target Award in Dollars
Zimmerman	150%	$1,275,000
Witherow	100%	$532,000
Fisher	125%	$750,000
Ford	100%	$402,000
Heckman	100%	$355,000
Milkie **	100%	$460,000

*

The target award as a percentage of base salary for 2021 was increased from the 2020 percentage for Messrs. Zimmerman (from 125%), Fisher (from 100%) and Heckman (from 80%). See “Compensation Mix - 2021” above for further discussion of the increases.

**	Mr. Milkie’s target opportunity after proration based on his employment termination date was $345,000.

Final 2021 cash incentive payouts for the named executive officers were based on achievement of 206% of the financial target and 165% achievement of Company-level strategic objectives, and are set forth below:

Named Executive Officer	Cash Incentive Payout	Cash Incentive Payout as a Percentage of Target	Cash Incentive Payout as a Percentage of 2021 Annual Salary
Zimmerman	$2,416,125	189.5%	284.3%
Witherow	$1,008,140	189.5%	189.5%
Fisher	$1,421,250	189.5%	236.9%
Ford	$761,790	189.5%	189.5%
Heckman	$672,725	189.5%	189.5%
Milkie*	$653,775	189.5%	189.5%

*	Mr. Milkie’s percentages are based on his prorated target opportunity and prorated salary.

The 2021 Adjusted EBITDA targets scaled up and down on a non-linear basis relative to attendance levels. The focus was on Adjusted EBITDA improvement over 2020 that would flex based upon the dominant performance variable (attendance). Adjusted EBITDA targets were set based on a range of attendance levels, in intervals of 250,000, and based on a financial model to account for labor management and other items expected to vary as we returned to pre-pandemic levels of operations. We believed we could set meaningful and motivational targets aligned with unitholder interests within an attendance range.

Within each tier of attendance, there was an associated Adjusted EBITDA target and a range of potential payouts with a minimum threshold required to achieve a 50% payout and upside goals to achieve a payout of up to 200% of target. The applicable scale within each tier of attendance was as follows (with interpolation between levels), but with payout capped at 125% if Adjusted EBITDA was negative:

Level of Performance as a Percentage of Company Financial Target Achieved	Payout as a Percentage of Target Award (Company-based portion)
< 93% of target	No Payout
= 93% of target	50%
= 100% of target	100%
= 105% of target	150%
≥ 107% of target	200%

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Illustrative functional currency Adjusted EBITDA performance goals that would have applied for several possible levels of 2021 attendance follow:

Attendance Level		Adjusted EBITDA Threshold Goal for 50% Payout	Adjusted EBITDA Target Goal for 100% Payout	Adjusted EBITDA Performance Goal for 125% Payout	Adjusted EBITDA Performance Goal for 150% Payout	Adjusted EBITDA Performance Goal for 200% Payout	Adjusted EBITDA Improvement over Actual 2020 Adjusted EBITDA
(in millions)	(as a % of 2019 attendance)	(in millions)	(in millions)	(in millions)	(in millions)	(in millions)	(at Target) (in millions)
13.7	49%	$(111.0)	$(96.0)	$(88.5)	N/A	N/A	$213.2
19.4	70%	$146.0	$161.0	$168.5	$176.0	$191.0	$470.2
19.9	71%	$170.0	$185.0	$192.5	$200.0	$215.0	$494.2

2021 attendance was 19.5 million visits, which resulted in a functional currency Adjusted EBITDA target of $161.0 million. The Company achieved functional currency Adjusted EBITDA of $331.3 million in 2021, which represented approximately 206% of the target. This outcome represented a $640.5 million improvement in functional currency Adjusted EBITDA from 2020 to 2021. See Compensation Discussion and Analysis - Compensation Performance Measures for an explanation of how we compute this measure. Based on this level of performance achievement, the payouts of the Company performance-based portion of the cash incentive awards to each of the named executive officers were at 200% of their respective targets.

The remaining 30% of the target awards was based on the achievement of Company-level strategic objectives. The goal for this portion was to drive a comprehensive set of initiatives that positioned the Company to address possible continued COVID-19 constraints, build a strong foundation to enable future growth, and facilitate the Company exiting the COVID-19 pandemic in a stronger position. Achievement of this goal could range from 0% to 200% and was evaluated using a five-point scale - did not meet goal (0%), partially met goal (50%), met goal (100%), exceeded goal (150%), and greatly exceeded goal (200%) - with amounts interpolated between the various achievement levels.

The Company-level strategic objectives were in three main areas: (1) Operational Transformation, (2) Strategy, Technology, and Innovation Transformation, and (3) Organizational Transformation. Operational Transformation included initiatives such as normalizing our capital structure and building a strong foundation for operating in the post-pandemic environment through revenue optimization and margin expansion. Strategy, Technology, and Innovation Transformation included initiatives such as creating a multi-year consumer technology roadmap and implementing in-park and online digital offerings. Organizational Transformation included initiatives such as building centralized capabilities and hiring key leadership to better serve our parks and enhancing our focus on human capital, including culture, diversity, equity, inclusion, development, and succession planning.

In assessing performance the Compensation Committee collected and evaluated milestone and results data for each area, reviewed management’s self-assessment of initiative performance, and extensively discussed the progress and results with participants and Company leadership. The Compensation Committee determined that management exceeded expectations on the Company-level strategic objectives and was eligible for a payout between 150% and 200% of target. The Committee further determined, and recommended to the Board, that payout of the 30% of the target 2021 cash incentive awards based on Company-level strategic objectives be made at the 165% level and made special note of the extraordinary performance around maintaining liquidity and evolving, refining, and executing successful health and safety measures for guests and associates.

Cash Incentive Award Clawback Provisions

Our 2021 cash incentive opportunities for our named executive officers were subject to clawback provisions. The clawback provisions provide for a 24-month look back and a trigger upon a financial restatement that results in lower bonus payouts than originally delivered. We may modify our clawback provisions at any time and we may be required to do so when final SEC rules and exchange listing standards are adopted to implement the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

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Discretionary Bonuses

In consideration of our overall compensation objectives and the mix of different types of compensation that were awarded this year, no additional cash bonuses were paid to our named executive officers for fiscal year 2021.

Long-Term Incentive Compensation

We provide long-term incentive compensation awards to senior management. We give a greater weighting to long-term performance than to short-term compensation potential in our overall compensation programs. Outstanding awards have been made under our 2008 and 2016 Omnibus Incentive Plans. Our 2016 Omnibus Incentive Plan allows us to grant options, restricted units, unit appreciation rights, performance awards and other types of unit-based awards. We use these types of awards because we believe they give key employees a proprietary and vested interest in our growth and performance, and they align key employees’ interests with those of our unitholders. We also believe that the vesting schedule for these awards aids us in retaining executives and motivates superior performance over the long term.

Our long-term incentive program emphasizes a performance-based approach. Our long-term performance-based awards for 2020 and prior years had rolling three-year performance periods and related cumulative functional currency Adjusted EBITDA targets.

None of the 2019-2021 performance units were earned due to the significant and unprecedented COVID-19 disruption on our business during the applicable period, and we did not adjust goals for those awards. We also do not currently expect any units to be earned under the 2020-2022 performance unit awards and have not adjusted goals applicable to the 2020-2022 awards.

Targeted 2021 Long-Term Incentive Compensation

The Compensation Committee approved the long-term incentive awards for 2021 total direct compensation in March 2021. Due to the uncertainty and business conditions at that time, as discussed in the Summary above, the Compensation Committee determined it was in the best interests of the Company to modify the program design for our 2021 long-term performance-based awards. The Compensation Committee explored numerous alternative structures and performance measures. Our goals included maintaining the strong pay-for-performance nature and other aspects of the historic award structure, which has annually received high “say-on-pay” approval from our unitholders. We also incorporated changes consistent with the feedback received from our unitholders in December 2020.

We adjusted the structure to reflect the uncertainty of the timing of the U.S. recovery from the pandemic and return to historical attendance levels at our parks. Specifically, we used Adjusted EBITDA goals, as in prior years, but over a longer forecast period of up to five years (rather than the historical three-year period). This gave the team additional time to achieve a full recovery from the significant disruptions caused by the pandemic. The goals are annual goals that increase each year, as opposed to three-year cumulative goals. We also provided additional meaningful payout opportunities in order to retain and further motivate executives to drive the recovery and to align with our unitholders’ interests in reducing debt levels so that we can reinstate the distribution and invest in the growth of the business. Specifically, the 2021 performance award contains opportunities to earn additional units based on achievement of un-levered pre-tax free cash flow targets and additional units based on net leverage ratio reduction targets. Thus, the total number of potential performance units that may be earned over the extended period will range from 0% to 300% of a targeted number of units specified in the award agreements. Please see the discussion under “-2021 - 2025 Performance Units” below for further details regarding the specific award terms.

We maintained a 60%/40% weighting of performance-based and time-based unit awards for 2021 for our named executive officers other than Mr. Zimmerman. We increased the performance-based unit element of Mr. Zimmerman’s award, resulting in a 70%/30% weighting for our CEO. As in prior years, one-third of the time-based restricted units vests each year over an approximate three-year period, subject to continuous employment except for certain qualifying terminations.

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Following are the named executive officers’ 2021 targeted long-term incentive awards, which were determined as a percentage of base salary and converted to a number of units based on the unit price on the day before the grant date:

Named Executive Officer	LTI Award at Grant in Dollars *	LTI Award as a Percentage of Base Salary * **

Zimmerman	$3,400,000	400%

Witherow	$1,064,000	200%

Fisher	$1,200,000	200%

Ford	$603,000	150%

Heckman	$355,000	100%

Milkie	$713,000	155%

*

For the 2021-2025 performance unit awards, amounts reflect only the award opportunity for achieving Adjusted EBITDA goals at the target level. Amounts exclude additional payout opportunities associated with un-levered pre-tax free cash flow and net leverage ratio reduction goals.

**

The target award opportunities as a percentage of base salary for 2021 were increased from the 2020 percentage for Mr. Zimmerman (from 300% for 2020) and Ms. Ford (from 125% for 2020), and remained the same as a percentage of base salary for our other named executive officers. See “Compensation Mix - 2021” above for further discussion of the increases.

2021-2025 Performance Unit Awards

The numbers of potential performance units that may be earned under the 2021-2025 performance unit awards granted to our named executive officers in March 2021 (1) for achieving targeted Adjusted EBITDA performance, (2) for achieving targeted levels of performance on all three goals, and (3) at maximum, were as follows:

Named Executive Officer	2021-2025 Performance Unit Awards (Adjusted EBITDA Target Performance) *	2021-2025 Performance Unit Awards (Achievement of Target Performance on All Three Goals) **	2021-2025 Performance Unit Awards (Maximum)

Zimmerman	50,147	100,294	150,441

Witherow	13,451	26,902	40,353

Fisher	15,171	30,342	45,513

Ford	7,623	15,246	22,869

Heckman	4,488	8,976	13,464

Milkie ***	9,014	18,028	27,042

*	Represents the number of units that would be earned if the targeted level of consolidated functional currency Adjusted EBITDA performance is achieved.

**

Represents the number of units that would be earned if the targeted level of consolidated functional currency Adjusted EBITDA performance is achieved, plus the number of units that would be earned if both the un-levered pre-tax free cash flow and net leverage ratio goals are achieved.

***	Mr. Milkie had received a 2021-2025 performance unit award in March 2021, and forfeited all of the potential units under this award in connection with his departure from the Company.

Performance against the Adjusted EBITDA portion of the award will be measured for each of 2023, 2024 and 2025 and will be based on performance against annual functional currency Adjusted EBITDA targets that increase sequentially. Units under the Adjusted EBITDA portion of the award vest as they are earned starting with 2023 and become payable shortly after the end of the calendar year in which units are earned, subject to the executive remaining in continuous employment through the payment date except for certain qualifying terminations. To earn units under the Adjusted EBITDA portion of the award in calendar years 2024 and 2025, the calculated payout must be incrementally higher than the prior year(s) and the units earned in those years will be limited to the

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incremental difference, if any. Once we have determined payout for a given year, that year will not be re-tested when we assess performance achievement in the subsequent year(s). See Compensation Discussion and Analysis - Compensation Performance Measures for an explanation of how we compute functional currency Adjusted EBITDA.

Payouts of the Adjusted EBITDA portion of the award will be based on the same scale as our pre-COVID-19 performance awards (with amounts interpolated between the various levels):

Level of Performance as a Percentage of Cumulative Functional Currency Adjusted EBITDA Target Achieved	Payout as a Percentage of Target Number of Adjusted EBITDA Units
< 93% of target	No Payout
= 93% of target	50%
= 100% of target	100%
= 105% of target	150%
≥ 107% of target	200%

Performance against the un-levered pre-tax free cash flow and net leverage ratio goals will be measured for each of 2023, 2024 and 2025, and the targets become incrementally more challenging each year. Each of these goals will be determined to have been achieved or not achieved for such year (with no interpolation for performance or payout). Payout for each of these metrics will be at 0% or 50% of the number of potential performance units that would be payable for achieving target Adjusted EBITDA performance. Units under the un-levered pre-tax free cash flow and net leverage ratio portions of the award can vest and be paid in early 2025 (if goals are achieved in 2023 or 2024) subject to the executive remaining in continuous employment through the payment date and subject to certain qualifying terminations. Units earned in calendar year 2025 based on these metrics will be payable shortly after the end of calendar year 2025 provided the executive remains in continuous employment through the payment date, except for certain qualifying terminations. Once the un-levered pre-tax free cash flow goal or net leverage ratio goal has been achieved in a given year, additional units cannot be earned for achievement of such metric in the subsequent year(s). See Compensation Discussion and Analysis - Compensation Performance Measures for an explanation of these additional metrics.

These awards will accrue distribution equivalents when we make partnership distributions, which will be deemed to be reinvested and paid out along with the original awards, subject to achievement of the same performance targets. If earned, the 2021-2025 awards would be paid only in units, consistent with our program’s focus on alignment with our unitholders’ interests.

2021 Restricted Unit Awards

The time-based restricted unit awards granted to our named executive officers in March 2021 were as follows:

Named Executive Officer	2021 Restricted Unit Awards

Zimmerman	21,492

Witherow	8,968

Fisher	10,114

Ford	5,082

Heckman	2,992

Milkie *	6,009

*

Two-thirds of Mr. Milkie’s 2021 restricted units (4,006 units) will continue to vest following his departure in accordance with his award terms and applicable arrangements. The remaining one-third of the potential award (2,003 units) was forfeited in connection with his departure from the Company.

One-third of the time-based restricted units vests each year over an approximate three-year period. The restricted periods lapse in February 2022, 2023 and 2024, respectively, subject to the executive’s continuous employment through the applicable payment date and exceptions in the employment and grant agreements. Restricted units are non-transferable during the restricted period. These awards will accrue distribution equivalents when we make partnership distributions, which will be paid out in cash upon the lapse of the restricted period along with the

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original awards. The continuous employment exceptions contained in the employment and grant agreements provide for continued vesting in qualifying termination situations, and include exceptions for double trigger change-in-control situations.

Prior Year Award Payout Determinations

2019-2021 Performance Units - No Payouts

There were no payouts under the named executive officers’ 2019-2021 performance unit awards that had been granted in October 2018 as three-year performance was below the threshold level set in late 2018. Without the ability to operate the parks in 2020 as we would in a typical year due to COVID-19, and with the continued impact of COVID-19 on the operations in 2021, management did not have the opportunity to achieve the three-year cumulative target for 2019-2021 (i.e., $1,623.0 million in cumulative functional currency Adjusted EBITDA after adjustment for our Schlitterbahn acquisition).

Performance Attained and Vesting of 2018-2020 Performance Unit Awards

Because of the significant disruption to our business from the COVID-19 pandemic, and the impact of the 2020 Adjusted EBITDA loss on the cumulative achievement for 2018-2020, three-year performance was below the threshold ($1,367,650,000) and none of the potential units would have been earned under these awards. The 2020 COVID-19 business disruption made the three-year performance targets impossible to achieve for reasons unrelated to management’s performance. Given that two (2) full years of the program were completed and in order to retain executives and incentivize performance, our Compensation Committee and Board decided to allow management the opportunity to potentially earn an award and to evaluate performance after completion of the performance period taking into account actual 2018-2019 Adjusted EBITDA achieved and management’s performance relative to the Company’s strategic goals established during 2020. The Committee and Board conducted a rigorous review of management’s performance against those strategic objectives (see “Payout of Previously Earned 2020 Back-Half Incentive Unit Awards”) but with a view to the entire year. While management exceeded expectations relative to the 2020 strategic goals, the Board and Compensation Committee approved payouts that take into account actual 2018-2019 Adjusted EBITDA and that are limited to those that would have been made if 2020 Adjusted EBITDA results had been at the level of our pre-COVID-19 forecast. We accordingly approved award modifications and payouts at 81.3% of the target number of units in February 2021. As a result of the modification, the numbers of units earned by our named executive officers under their 2018-2020 awards (including reinvested distribution equivalents) were as follows: Mr. Zimmerman (19,647), Mr. Witherow (8,642), Mr. Fisher (9,430), Ms. Ford (4,375), Mr. Heckman (2,552), and Mr. Milkie (5,630). These awards were part of the executives’ 2018 targeted compensation opportunities; however, the 2021 accounting expense in connection with the final payouts on these awards is included in the named executive officers’ 2021 compensation in the Summary Compensation Table in accordance with applicable SEC rules.

Payout of Previously Earned 2020 Back-Half Incentive Unit Awards

We granted Back-Half Incentive Unit Awards in August 2020. The number of units earned were based on the level of attainment of various predetermined performance objectives over a six-month period that commenced in August 2020 and ended in February 2021. The final weighted-average performance achievement based on the Committee’s comprehensive performance assessment was 114%, reflecting that management overall scored between met expectations and exceeded expectations relative to the five categories of scorecard goals. This resulted in payouts at 114% of the target number of potential units, which would have represented 68.4% of the target 2020 cash incentive opportunities based on the grant date fair value of the units. Units earned under the Back-Half Incentive Unit Awards were issued upon the end of the restricted period in February 2022. In reaching the 114% weighted-average performance achievement level, the Committee determined that the five goals had been achieved at the following levels: (1) Managing liquidity levels while balancing appropriate investment in key initiatives – 125%; (2) Protecting the health and safety of Cedar Fair’s associates and guests in light of COVID-19 – 150%; (3) Positioning the Company for 2021 and beyond - 90%; (4) Driving demand through business model innovations - 80%; and (5) Building a strong foundation for business sustainability and governance – 125%. Please refer to our proxy statement furnished in connection with our 2021 annual meeting for a detailed discussion of these past awards and more information regarding the Committee’s comprehensive assessment of performance.

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Employment Agreements

We have multi-year employment agreements with each of our named executive officers. These employment agreements foster long-term retention while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs. We entered into the current agreement with Mr. Zimmerman in 2017 that became effective in 2018, as part of our executive leadership transition process, and this agreement continues until Mr. Zimmerman’s employment is terminated as provided in the agreement. Our current agreements with Messrs. Witherow, Fisher and Heckman and with Ms. Ford automatically renewed in December 2021. The executives’ employment under the agreements continues through December 31, 2023, and will automatically renew for additional 24-month periods unless terminated by one of the parties to the employment agreement.

Post-Employment and Change in Control Compensation

Each employment agreement provides for certain benefits in termination and change-in-control situations. In addition, certain of our incentive plans contain termination and change-in-control provisions that apply to our named executive officers. We entered into a transition and release agreement with Mr. Milkie in connection with his resignation in June 2021. The agreements that would apply to our named executive officers in a termination and change-in-control situation and Mr. Milkie’s transition and release agreement are discussed in detail under the Potential Payments Upon Termination or Change in Control section below.

Retirement Programs

Our named executive officers participate in our tax-qualified Cedar Fair Retirement Savings Plan. This plan, or a similar plan, is available to all of our eligible employees and contains a 401(k) matching program as well as a profit-sharing component. The annual amount of the profit-sharing contribution is determined by the Board, after consideration of the Compensation Committee’s recommendation, in its sole discretion. Our contributions to this plan for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table. Mr. Milkie had an account under our 2008 Supplemental Retirement Plan, which was forfeited in connection with his separation from service with Cedar Fair. Additional contributions to this plan were discontinued several years ago, and we do not intend to have any other executives participate in this plan.

Perquisites

We provide limited perquisites to our named executive officers that we believe are reasonable, competitive and consistent with our overall compensation philosophy. We believe that these benefits generally enhance the competitiveness of our compensation packages and represent a small percentage of overall compensation. In 2021, we provided Messrs. Zimmerman, Witherow, and Milkie and Ms. Ford with automobile allowances. The Compensation Committee discontinued the car allowance program starting in 2022 and added those discontinued allowances to the executives’ base salaries in connection with base salary merit increases for 2022.

2022 Compensation Update

In light of the rapid recovery of the business over the second half of 2021 and our confidence around our ability to reopen under normal operating conditions in 2022, the Compensation Committee decided to migrate the frameworks for our 2022 short- and long-term incentive programs closer to the pre-pandemic designs with certain modifications.

2022 Annual Cash Incentive Awards

Similar to our pre-pandemic design, our 2022 cash incentive awards are based in part on Company financial goals and in part on individual performance goals. Key changes for the 2022 short-term incentive program compared to 2021 include a return to a one-year, fixed functional currency Adjusted EBITDA before incentive compensation expense target for the financial goal portion of the awards. While the sliding scale of financial targets tied to varying levels of possible attendance was helpful for 2021 in light of the business uncertainty at that time, we viewed the second half of 2021 trends and our current expectations for 2022 as supportive of moving back to a single-target financial goal. We continue to believe Adjusted EBITDA is a key metric for Cedar Fair and that it is best understood by our investor community and internal participants, and therefore chose to retain the focus on Adjusted EBITDA in the annual incentive program. We also retained the same general performance/payout scale for 2022 as used in prior short-term incentive awards, with the addition of a 25% threshold payout level for the

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achievement of 91% of the financial goal. We added this downside payout level due to continued uncertainty around labor availability and cost, attendance, and pricing for 2022 and to enhance the resilience of the curve if there are further business disruptions.

We increased the relative weighting of the financial goal portion for our CEO, COO and CFO to 90%, in recognition of the level of accountability for EBITDA performance for those three roles. We shifted back to the pre-pandemic weighting of 85% financial and 15% individual goals for our other named executive officers. We believe the individual goal aspect of the pre-pandemic program worked well and decided to return to using individual goals instead of Company-wide strategic objectives for 2022. Three individual goals that reflect overall Company goals will be applied, with a combined weighting of 100% and weighted according to level of impact and difficulty. Achievement of the individual goals and related payout levels will be similar to the strategic goal scale for the 2021 cash incentive awards, with 0% to 200% payout based on a five-point rating scale.

2022 Long-Term Incentive Awards

For our executives’ 2022 equity awards, we retained our general approach of using a mix of performance unit awards and time-based restricted unit awards. Consistent with the relative weighting that was established for our CEO in 2021, we increased the relative weighting for our 2022 equity awards to 70% performance awards and 30% time-based units for all other named executive officers. The restricted units will vest in equal increments over a three-year period consistent with prior year awards. In light of the strength of the second half of 2021 and our confidence heading into 2022, we returned to a three-year performance award instead of the five-year approach used during the 2021 transition year. We also set a three-year cumulative financial target for 2022-2024 consistent with pre-COVID performance unit awards instead of the annual milestone-based target approach we used for the transition period 2021-2025 awards. We kept the performance/payout scale for the performance units the same as in prior years, as described in the Elements of Executive Compensation - Long-Term Incentive Compensation – 2021–2025 Performance Units section above.

We decided to use a three-year cumulative un-levered pre-tax free cash flow target for the 2022-2024 performance units instead of Adjusted EBITDA. We view this change as appropriate under the current circumstances as it aligns with our strategic focus on near-term capital allocation priorities of deleveraging through debt paydowns and on reinstating the distribution. The three-year cumulative free cash flow for these awards will be the sum of un-levered pre-tax free cash flow for each calendar year in the period, and the achievement for each year will be computed in U.S. dollars and on the same basis as the un-levered pre-tax free cash flow achievement for our 2021-2025 performance units, as further defined and described under Compensation Discussion and Analysis - Compensation Performance Measures.

Risk Assessment Process

The Compensation Committee has reviewed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of the design and operation of our compensation programs, consultation with our compensation consultants at Semler Brossy, review of a risk assessment matrix which aided us in the process of identifying and evaluating situations or compensation elements that may raise material risks, and an evaluation of the controls and processes we have in place to manage those risks. Because we provide different types of compensation, consider various factors in assessing Company and individual performance, and the Compensation Committee retains discretion in certain compensation matters, we believe that our compensation program provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term value creation and does not encourage our executives to take unreasonable risks with respect to our business.

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Impact of Tax and Accounting Considerations

In adopting various executive compensation plans and packages, as well as in making certain executive compensation decisions, particularly with respect to grants of unit-based long-term incentive awards, the Compensation Committee considers the accounting treatment and the anticipated financial statement impact of such decisions, as well as the anticipated dilutive impact on our unitholders.

As a result of our status as a Partnership, Section 162(m) of the Internal Revenue Code does not apply to Cedar Fair.

Securities Trading Policy

Our Company has a policy that executive officers and non-employee directors may not purchase or sell our units when they may be in possession of nonpublic material information. In addition, this policy restricts short sale transactions and transactions involving put or call options relating to our securities, pledging of our securities, and holding of our securities in margin accounts.

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Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2021. The table also summarizes, for each of our named executive officers for 2021 who was also one of our named executive officers for 2020 and/or 2019, the total compensation paid to or earned by the officer for the fiscal years ended December 31, 2020 and 2019.

(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)		(i)		(j)

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Unit Awards ($) (2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)		Total ($)

Richard A. Zimmerman	2021	$850,000	—	$6,716,340		—	$2,416,125	—		$8,700		$9,991,165

President and Chief Executive Officer	2020	$769,616	—	$637,497		—	—	—		$30,620		$1,437,733
	2019	$800,000	—	$2,550,024		—	$1,216,400	—		$19,496		$4,585,920

Brian C. Witherow	2021	$532,000	—	$2,114,268		—	$1,008,140	—		$8,666		$3,663,074

Executive Vice President and Chief Financial Officer	2020	$500,619	—	$319,209		—	—	—		$19,894		$839,722
	2019	$514,100	—	$1,063,993		—	$621,495	—		$19,496		$2,219,084

Tim V. Fisher	2021	$600,000	—	$2,369,476		—	$1,421,250	—		$8,700		$4,399,426

Chief Operating Officer	2020	$563,884	—	$360,000		—	—	—		$19,894		$943,778
	2019	$561,000	—	$1,200,021		—	$678,193	—		$8,400		$2,447,614

Kelley S. Ford	2021	$402,000	—	$1,173,279		—	$761,790	—		$8,700		$2,345,769

Executive Vice President and Chief Marketing Officer	2020	$377,765	—	$241,201		—	—	—		$19,701		$638,667
	2019	$374,900	—	$502,534		—	$452,092	—		$19,239		$1,348,765

Craig A. Heckman (5)	2021	$355,000	—	$689,630		—	$672,725	—		$7,800		$1,725,155

Executive Vice President, Human Resources		—	—	—		—	—	—		—		—
		—	—	—		—	—	—		—		—

Duffield E. Milkie (6)	2021	$387,462	—	$1,409,122	(7)	—	$653,775	—	(8)	$85,677	(9)	$2,536,036

Former Executive Vice President and General Counsel	2020	$432,946	—	$275,989		—	—	—	(8)	$19,701		$728,636
	2019	$446,600	—	$712,997		—	$543,914	$20,998	(8)	$19,239		$1,743,748

(1)	2021 amount for Mr. Milkie includes $26,538 paid for accrued vacation time.

The 2020 salary amounts were reduced by 40% for Mr. Zimmerman and 25% for the other named executive officers for the period April 27, 2020 through July 19, 2020. In response to the effects of the COVID-19 pandemic and the temporary closure of our parks, we reduced the named executive officers’ base salaries in 2020 as a proactive measure to reduce operating expenses and cash outflow. We resumed full base salaries for the named executive officers in 2020 following the opening of several of our parks.

(2)

The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of unit-based awards other than options granted during the fiscal year ended December 31, 2021, 2020 or 2019, as applicable. The amounts included in this table for all performance unit and other incentive-based unit awards were computed based on the probable outcome of the applicable performance conditions on the grant date, which was the target level of performance for all goals applicable to such unit awards.

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The 2021 amount for each executive includes the grant date fair value of the 2021 restricted unit awards, the grant date fair value for the performance unit awards for the 2021-2025 performance period, and the grant date fair value of the modified 2018-2020 performance unit awards. The modified 2018-2020 performance unit awards were part of the executives’ targeted total direct compensation opportunities for 2018. However, the 2021 accounting expense in connection with the final payouts on these awards is included in this table in accordance with applicable SEC rules. The ASC Topic 718 grant date fair value of the 2021-2025 performance unit awards by executive assuming achievement of the targeted and maximum levels of performance on all three goals are as follows: Mr. Zimmerman - $4,759,953 (target), $7,139,930 (maximum); Mr. Witherow - $1,276,769 (target), $1,915,153 (maximum); Mr. Fisher - $1,440,031 (target), $2,160,047 (maximum); Ms. Ford - $723,575 (target), $1,085,363 (maximum); Mr. Heckman - $426,001 (target), $639,001 (maximum); and Mr. Milkie - $855,609 (target), $1,283,413 (maximum).

The 2020 amount for each executive includes the grant date fair value of the 2020 Back-Half Incentive Unit Awards granted in August 2020. The ASC Topic 718 grant date fair value of the 2020 Back-Half Incentive Unit Awards by executive assuming target and maximum levels of performance are as follows: Mr. Zimmerman - $637,497 (target), $796,865 (maximum); Mr. Witherow - $319,209 (target), $399,005 (maximum); Mr. Fisher - $360,000 (target), $450,015 (maximum); Ms. Ford - $241,201 (target), $301,508 (maximum); and Mr. Milkie - $275,989 (target), $344,980 (maximum).

The 2019 amount for each executive includes the grant date fair value of the 2020 restricted unit awards granted in 2019 and the performance unit awards for the 2020-2022 performance period granted in 2019, which we view as part of the executives’ targeted total direct compensation opportunities for 2020. The ASC Topic 718 grant date fair value of the 2020-2022 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Zimmerman - $1,530,004 (target), $3,060,008 (maximum); Mr. Witherow - $638,396 (target), $1,276,792   (maximum); Mr. Fisher - $720,002 (target), $1,440,004 (maximum); Ms. Ford - $301,520 (target), $603,040 (maximum); and Mr. Milkie - $427,821 (target), $855,642 (maximum).

Assumptions used in the calculation of these amounts are discussed in Note 10 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2021, included in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 18, 2022.

(3)

The amounts in column (g) reflect cash incentive awards to the named executive officers for 2021 and 2019. There were no payouts under the named executive officers’ 2020 cash incentive awards. See the discussion under Compensation Discussion and Analysis - Elements of Executive Compensation - Cash Incentive Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Cash Incentive Awards and Bonuses.

(4)

The amounts shown in column (i) reflect, for each named executive officer, 401(k) matching contributions of 3% of pay and profit-sharing contributions of 4% of pay up to the respective limitations imposed under rules of the Internal Revenue Service. There were no 2021 profit-sharing contributions for the named executive officers. For additional discussion of contributions that we make for our named executive officers under our Retirement Savings Plan and of perquisites we provide our named executive officers, see Compensation Discussion and Analysis - Elements of Executive Compensation - Retirement Programs and Compensation Discussion and Analysis - Elements of Executive Compensation - Perquisites.

(5)	Mr. Heckman’s 2020 and 2019 compensation is not included because he was not a named executive officer in 2020 or 2019.

(6)

Mr. Milkie resigned as Executive Vice President, General Counsel and Corporate Secretary in June 2021. He remained an employee of Cedar Fair until September 30, 2021, serving in a non-executive role, and he served as a non-employee advisor to Cedar Fair through February 24, 2022.

(7)	In connection with his resignation, Mr. Milkie forfeited his 2021-2025 performance unit award and one-third of his 2021 restricted unit award.

(8)

The amounts in column (h) reflect for the applicable year the aggregate change in the actuarial present value of Mr. Milkie’s accumulated benefit under the 2008 Supplemental Retirement Plan. Mr. Milkie’s pension value decreased by $4,649 and $132,442 during 2020 and 2021, respectively. In 2021, Mr. Milkie forfeited all benefits under Section 4.2 of the 2008 Supplemental Retirement Plan due to his separation from service.

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(9)

In addition to the amounts described in footnote (4), the 2021 amount in column (i) for Mr. Milkie includes the following payments and benefits in connection with his separation: $70,769 in cash severance paid in 2021; $4,761 of COBRA premium coverage paid in 2021; $22,000 in outplacement services benefits in 2021. 2021 amount also includes Mr. Milkie’s car allowance. Payment of accrued and unused vacation time in connection with his separation is included in column (a), and the pro-rata portion of Mr. Milkie’s 2021 cash incentive award in accordance with his agreements is included in column (g).

Mr. Milkie’s transition agreement and employment agreement provide for additional payments and benefits not included in his 2021 summary compensation table amounts. Such items include Mr. Milkie’s 11,269 Back-Half Incentive Units, which vested on February 24, 2022 (the value of which was $630,388 based on the closing price of our units on such date), and certain prior year restricted unit awards that vested in February 2022. Such items also include the following, to be received in 2022 or 2023 subject to compliance with his obligations under his transition agreement and employment agreement: the remaining portion of his twelve months of cash severance (the full cash severance amount, including the portion paid in 2021, is $460,000); and his outstanding equity awards scheduled to vest in 2023. As of December 31, 2021, Mr. Milkie had 8,983 restricted units and related distribution equivalents scheduled to vest in February 2022 or 2023, the value of which will depend on the unit price as of the future payment date and which we estimate had a value of $464,761 as of December 31, 2021. See the Potential Payments upon Termination or Change in Control section (and the “Payments and Benefits in Connection with Mr. Milkie’s Separation” discussion therein) for further information.

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Grants of Plan-Based Awards Table for 2021

(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)		(i)		(j)	(k)	(l)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards								All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/unit)	Grant Date Fair Value of Unit and Option Awards ($)
											All Other Unit Awards: Number of Units (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)

Zimmerman	2/24/21	—	—	—	—		—		—		19,647	(3)	—	—	$936,376

	3/24/21	—	—	—	25,074	(2)	100,294	(2)	150,441	(2)	—		—	—	$4,759,953

	3/24/21	—	—	—	—		—		—		21,492	(4)	—	—	$1,020,010

		$446,250	$1,275,000	$2,550,000	—		—		—		—		—	—	—

Witherow	2/24/21	—	—	—	—		—		—		8,642	(3)	—	—	$411,878

	3/24/21	—	—	—	6,726	(2)	26,902	(2)	40,353	(2)	—		—	—	$1,276,769

	3/24/21	—	—	—	—		—		—		8,968	(4)	—	—	$425,621

		$186,200	$532,000	$1,064,000	—		—		—		—		—	—	—

Fisher	2/24/21	—	—	—	—		—		—		9,430	(3)	—	—	$449,434

	3/24/21	—	—	—	7,586	(2)	30,342	(2)	45,513	(2)	—		—	—	$1,440,031

	3/24/21	—	—	—	—		—		—		10,114	(4)	—	—	$480,010

		$262,500	$750,000	$1,500,000	—		—		—		—		—	—	—

Ford	2/24/21	—	—	—	—		—		—		4,375	(3)	—	—	$208,513

	3/24/21	—	—	—	3,812	(2)	15,246	(2)	22,869	(2)	—		—	—	$723,575

	3/24/21	—	—	—	—		—		—		5,082	(4)	—	—	$241,192

		$140,700	$402,000	$804,000	—		—		—		—		—	—	—

Heckman	2/24/21	—	—	—	—		—		—		2,552	(3)	—	—	$121,628

	3/24/21	—	—	—	2,244	(2)	8,976	(2)	13,464	(2)	—		—	—	$426,001

	3/24/21	—	—	$—	—		—		—		2,992	(4)	—	—	$142,000

		$124,250	$355,000	$710,000	—		—		—		—		—	—	—

Milkie (5)	2/24/21	—	—	—	—		—		—		5,630	(3)	—	—	$268,326

	3/24/21	—	—	—	4,507	(2)	18,028	(2)	27,042	(2)	—		—	—	$855,609

	3/24/21	—	—	—	—		—		—		6,009	(4)	—	—	$285,187

		$161,000	$460,000	$920,000	—		—		—		—		—	—	—

(1)

These columns show possible payouts under 2021 cash incentive awards that were based on the achievement of certain financial and strategic goals. The threshold, target and maximum opportunities in column (c), (d) and (e), respectively, assume achievement of the threshold, target or maximum level on the financial performance goals, and assume 0% payout, 100% payout and 200% payout on the strategic objective component. There was an additional level in between target and maximum for the financial performance goals for which 150% of the target award could have been earned. There was no threshold for the strategic objective component.

Amounts in these columns for Mr. Milkie reflect the possible payouts under his 2021 cash incentive awards as originally approved and prior to giving effect to his departure. Mr. Milkie’s threshold, target and maximum 2021 cash incentive award opportunities after proration based on his employment termination date were $120,750, $345,000 and $690,000, respectively.

Actual amounts paid with respect to these awards are reported in column (g) of the Summary Compensation Table for 2021. See Compensation Discussion and Analysis - Elements of Executive Compensation - Cash Incentive Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Cash Incentive Awards and Bonuses.

(2)

Amounts reflect a multi-year performance unit award for the 2021-2025 performance period. The threshold, target and maximum potential number of units that may be earned are set forth in columns (f), (g) and (h), respectively. Payouts will be based on the level of achievement of consolidated functional currency Adjusted EBITDA, un-levered pre-tax free cash flow and net leverage ratio goals. The threshold, target and maximum opportunities assume achievement of the threshold, target and maximum goals on the Adjusted EBITDA

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portion of the performance unit award. There is an additional level in between target and maximum for the Adjusted EBITDA performance goals for which 150% of the target award can be earned. Column (f) assumes 0% payout, and columns (g) and (h) assume full payout, with respect to the un-levered pre-tax free cash flow and net leverage ratio reduction goals. See Compensation Discussion and Analysis - Elements of Executive Compensation - Targeted 2021 Long-Term Incentive Compensation - 2021-2025 Performance Unit Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Performance Unit Awards.

(3)

Amounts reflect a multi-year performance unit award for the January 1, 2018 - December 31, 2020 performance period. The modified 2018-2020 performance unit awards were part of the executives’ targeted total direct compensation opportunities for 2018. However, the 2021 accounting expense in connection with the final payouts on these awards is included in this table in accordance with applicable SEC rules. See Compensation Discussion and Analysis - Elements of Executive Compensation - Prior Year Award Compensation Table - Performance Attained and Vesting of 2018-2020 Performance Unit Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Performance Unit Awards - 2018-2020 Performance Unit Awards.

(4)

Amounts reflect time-based restricted units. The awards vest ratably over a three-year period beginning in February 2022. See Compensation Discussion and Analysis - Elements of Executive Compensation - Targeted 2021 Long-Term Incentive Compensation - 2021 Restricted Unit Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables - Restricted Unit Awards.

(5)	In connection with his resignation, Mr. Milkie forfeited his 2021-2025 performance unit award and one-third of his 2021 restricted unit award.

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Narrative to Summary Compensation and Grants of Plan-Based Awards Tables

The description that follows summarizes the terms and conditions of our employment agreements with Messrs. Zimmerman, Witherow, Fisher and Heckman and Ms. Ford. It also summarizes the terms of and the programs under which the compensation reflected in the tables for our named executive officers was awarded. Additional information is provided in the Compensation Discussion and Analysis and Potential Payments upon Termination or Change in Control sections. Mr. Milkie was employed under an employment agreement, and we entered into a transition and release agreement with Mr.  Milkie in connection with his departure. See the Potential Payments upon Termination or Change in Control section (and the “Payments and Benefits in Connection with Mr. Milkie’s Separation” discussion therein) regarding his arrangements.

Employment Agreements

We have an employment agreement with Richard A. Zimmerman, our President and Chief Executive Officer, which was entered into in 2017, took effect in January 2018 and which will continue indefinitely until his employment is terminated under the terms of the employment agreement. The agreement establishes Mr. Zimmerman’s base salary at an annual rate of $750,000 commencing in 2018 and provides that his base salary will be reviewed from time to time, but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. Under the agreement, during his employment period, Mr. Zimmerman is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our 2016 Omnibus Incentive Plan, at a level appropriate to his respective position and performance, as determined by the Board. Per the terms of his employment agreement, his target cash incentive award for 2018 was 115% of his base salary. The agreement provides that his cash incentive targets will be reviewed from time to time but will not be subject to decrease except in the event of a target reduction applicable to substantially all of our senior executives.

The agreement provides that, if Mr. Zimmerman’s respective employment is terminated, in certain situations he becomes fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after his termination of employment. Any Omnibus Plan equity awards will immediately vest upon a change in control under his agreement. The 18 month continued vesting provisions of the employment agreement did not apply to Mr. Zimmerman’s 2020 Back-Half Incentive Unit Award, and the employment agreement change in control provisions were waived or modified for Mr. Zimmerman’s 2021 and 2022 equity awards. Any calendar year cash incentive compensation awards are to be paid to Mr. Zimmerman at the same time as our other senior executives and no later than March 15 following the end of the year. Mr. Zimmerman generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreements specify certain situations where a termination of employment would not result in forfeiture of a cash incentive award. See the Potential Payments Upon Termination or Change in Control section for detailed descriptions of the above-described situations and other potential termination and change in control benefits. In addition, Mr. Zimmerman is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives, and he is entitled to four weeks of annual paid vacation days. The agreement contains non-competition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

Our employment agreements with Mr. Witherow (our Executive Vice President and Chief Financial Officer), Mr. Fisher (our Chief Operating Officer), Ms. Ford (our Executive Vice President and Chief Marketing Officer), and Mr. Heckman (our Executive Vice President, Human Resources) were automatically renewed on January 1, 2022. The executives’ employment under the agreements continues through December 31, 2023, subject to 24-month automatic renewal periods until either party provides written notice of its intent to terminate the agreement at least 60 days prior to the automatic renewal date. The agreements entitle each executive to receive a specified annual base salary, which will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. The minimum annual base salary amounts specified in the agreements for Mr. Witherow and Ms. Ford, which were effective beginning January

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2015, are: Mr. Witherow, $416,000 and Ms. Ford, $294,000. Mr. Fisher’s agreement established his minimum base salary at an annual rate of $550,000 commencing in 2018. Mr. Heckman’s agreement established his minimum base salary at an annual rate of $300,000 commencing in 2016. During the employment period, each executive is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our Omnibus Incentive Plan, at a level appropriate to his or her position and performance, as determined by the Board. Any calendar year cash incentive awards are to be paid to the executive at the same time as our other senior executives and no later than March 15 following the end of the year. The executives generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreement specifies certain situations where a termination of employment would not result in forfeiture of a cash incentive award. The agreement also provides that, if employment is terminated in certain situations, the executive will become fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after the termination of employment. Any Omnibus Plan equity awards will immediately vest upon a change in control under the agreement. The 18 month continued vesting provisions of the employment agreement did not apply to the 2020 Back-Half Incentive Unit Awards, and the employment agreement change in control provisions were waived or modified for the named executive officers’ 2021 and 2022 equity awards. See the Potential Payments Upon Termination or Change in Control section for detailed descriptions of those situations and other potential termination and change in control benefits. In addition, each executive is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives (other than the CEO), and the executive is entitled to annual vacation days and reimbursement for reasonable business expenses incurred in performing his or her duties in accordance with policies that we maintain from time to time. Each agreement contains noncompetition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

Under the clawback provisions of our employment agreements, our Board may require an executive to return their incentive compensation paid or granted within the preceding twenty-four months, if (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Cedar Fair’s financial statements filed with the Securities and Exchange Commission, (ii) the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement, and (iii) a lower payment would have been made based upon the restated financial results. For a discussion of the benefits that would be provided by the employment agreements in the event of each executive’s death, retirement, disability or other terminations or upon a change in control, see Potential Payments Upon Termination or Change in Control in this proxy statement.

Cash Incentive Awards and Bonuses

The amounts reported in column (g) of the Summary Compensation Table represent final payouts of cash incentive awards for 2021 and 2019, which were tied to the achievement of performance measures and target award opportunities established by March of the applicable year. Due to the impact of COVID-19 on our business, there were no payouts under the 2020 cash incentive awards. For 2021, 70% of the target cash incentive award opportunities were based on consolidated functional currency Adjusted EBITDA targets, and 30% of the target cash incentive awards were based on achievement of Company-level strategic objectives. The targeted levels of Adjusted EBITDA performance for 2021 varied depending on the level of attendance achieved. For 2020 and 2019, 85% of the target cash incentive award opportunities were based on a target for consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year, and 15% of the target cash incentive awards were based upon the achievement of individual performance goals. For 2021, 2020 and 2019, payout of the Adjusted EBITDA portion of the award could range from 0% up to a maximum of 200% of the target award, and specific threshold, target and maximum levels of performance and related payout scales were established. In addition to the threshold, target and maximum levels, there was an additional level for the Adjusted EBITDA portion of the award between target and maximum for which 150% of the target award could be earned. The 2021 Adjusted EBITDA targets varied based on attendance levels, and there was an associated Adjusted EBITDA target and a range of potential payouts within each tier of attendance. The payout of the Adjusted EBITDA portion of the 2021 awards was capped at 125% if Adjusted EBITDA was negative. For 2021, payout of the strategic objective portion of the award could range from 0% to 200% and was dependent on the achievement of specific initiatives. For 2020 and 2019, payout of the individual performance-based portion of the

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award could range from 0% to 150% and was dependent on the level of achievement of three individual goals. The threshold, target and maximum cash incentive awards for 2021 are reported in columns (c), (d) and (e), respectively, of the Grants of Plan-Based Awards Table. For additional detail regarding our cash incentive award program and the 2021 cash incentive awards (including the percentage of 2021 base salary represented by each executive’s target award opportunity, payout scales established, and the payout levels), see Compensation Discussion and Analysis - Elements of Executive Compensation - Cash Incentive Awards. No additional cash bonuses were awarded to our named executive officers for 2021.

Option Awards

We did not grant options to our named executive officers in 2021, 2020 or 2019.

Restricted Unit Awards

We made time-based restricted unit grants to our named executive officers in 2021 and 2019. We did not grant time-based restricted unit grants to our named executive officers in 2020 as we shifted the timing for establishing the 2021 compensation program and opportunities from October 2020 to March 2021. The grant date fair values of restricted units are included in the applicable year’s amounts in the Unit Awards column (e) of the Summary Compensation Table. The restricted period on the 2021 and 2019 awards will lapse upon the executive’s continuous employment through the applicable vesting dates, as follows:

Grant:	2020 Restricted Unit Awards Granted in 2019	2021 Restricted Unit Awards
Vesting Dates:	1/3 - February 2021 (1)	1/3 - February 2022 (1)
	1/3 - February 2022 (1)	1/3 - February 2023
	1/3 - February 2023	1/3 - February 2024

(1)	Vested prior to the date of this proxy statement.

The executive is unable to sell, transfer, pledge or assign restricted units during the applicable restricted period and will not receive any payments or partnership distributions during that period, but the executive may vote the restricted units during the restricted period. The restricted units will accumulate distribution equivalents if and to the extent that we make partnership distributions on our units during the restricted period in the same form as any such distributions. Upon the expiration of the applicable restricted period, the units will thereafter be unrestricted and any accrued distribution equivalents will be paid promptly. Our employment agreements provide for 18 month continued vesting of these restricted units for qualifying terminations. Otherwise, executives will forfeit their restricted units and any distribution equivalents if they do not satisfy the continuous employment requirement, except in the cases of death, disability and retirement, and change in control. The 2020 restricted unit awards granted in 2019 are subject to the change in control provisions in the named executive officers’ employment agreements.

The 2021 restricted unit awards are subject to the change in control provisions in our 2016 Omnibus Incentive Plan. For additional detail regarding the 2021 restricted unit awards, see Compensation Discussion and Analysis - Elements of Executive Compensation - Targeted 2021 Long-Term Incentive Compensation (and the “- 2021 Restricted Unit Awards” discussion therein).

Performance Unit Awards

We made performance unit awards to our named executive officers in 2021 and 2019. We did not grant performance unit awards to our named executive officers in 2020 as we shifted the timing for establishing the 2021 compensation program and opportunities from October 2020 to March 2021.

The grant date fair values of the performance unit awards granted in 2021 and 2019, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are included in the 2021 and 2019 amounts set forth in the Unit Awards column (e)  of the Summary Compensation Table, respectively.

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2021-2025 Performance Unit Awards

The 2021 performance unit awards are subject to the level of achievement of functional currency Adjusted EBITDA, un-levered pre-tax free cash flow, and net leverage ratio goals. The 2021 awards have annual goals for each of 2023, 2024 and 2025 that increase each year, and there are several potential payout dates. Executives are eligible to receive up to 200% of a targeted number of potential performance units specified in the award agreements for the applicable performance period for the Adjusted EBITDA portion of the 2021 performance unit awards. Payouts on the Adjusted EBITDA portion of the awards will be determined based on a sliding scale of performance objectives, and no awards will be paid if the threshold performance level is not achieved. To earn units under the Adjusted EBITDA portion of the award in calendar years 2024 and 2025, the calculated payout must be incrementally higher than the prior year(s) and the units earned in those years will be limited to the incremental difference, if any. Executives are eligible to receive 50% of the number of potential performance units that would be payable for achieving target Adjusted EBITDA performance for each of the un-levered pre-tax free cash flow and net leverage ratio portions of the 2021 performance unit awards. Each of these additional goals will be determined to have achieved or not achieved with no interpolation for performance or payout. Payouts for the 2021 performance unit awards may thus range from 0% to 300%.

The 2021 performance unit awards will be payable in units if earned. Distribution equivalents are earned on the number of performance units that become payable if and to the extent we make partnership distributions on our units after the grant date and before the payment date of the award. There are three potential payout dates for the 2021 performance unit awards, with the earliest potential payout on the Adjusted EBITDA portion being in the first three months of 2024, and the earliest potential payout on the un-levered free cash flow and net leverage ratio portions being in the first three months of 2025. Our employment agreements provide for 18 month continued vesting of these performance awards following qualifying terminations. Otherwise, an executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except in qualifying termination scenarios and subject to change in control provisions. Awards will be prorated in the event of death, disability or retirement. The 2021 performance unit awards are subject to the change in control provisions in our 2016 Omnibus Incentive Plan and would be payable at target in qualifying scenarios. For additional detail regarding the 2021 performance units (including the payout scale for the awards), see Compensation Discussion and Analysis - Elements of Executive Compensation - Targeted 2021 Long-Term Incentive Compensation (and the “- 2021-2025 Performance Unit Awards” discussion therein).

2020-2022 Performance Unit Awards

The 2020 performance unit awards granted in 2019 are subject to the level of achievement of cumulative functional currency Adjusted EBITDA versus the target set by the Compensation Committee for the January 1, 2020 through December 31, 2022 performance period. Executives are eligible to receive up to 200% of the target number of potential performance units for the applicable performance period. Payouts will be determined based on a sliding scale of performance objectives, and no awards will be paid if the threshold performance level is not achieved.

The 2020 performance unit awards granted in 2019 will be payable in units if earned. Distribution equivalents are earned on the number of performance units that become payable if and to the extent we make partnership distributions on our units after the grant date and before the payment date of the award. Any amounts earned under the 2019 performance unit awards would be paid after the end of the performance period and by March 2023. Our employment agreements provide for 18 month continued vesting of these performance awards following qualifying terminations. Otherwise, an executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except in qualifying termination scenarios and subject to change in control provisions. Awards will be prorated in the event of death, disability or retirement. The 2019 performance unit awards will be deemed earned and payable in full at the target level in the event of a change in control.

2018-2020 Performance Unit Awards

Because of the significant disruption to our business from the COVID-19 pandemic, and the impact of the 2020 Adjusted EBITDA loss on the cumulative achievement for 2018-2020, three-year performance was below the threshold and none of the potential units would have been earned under the 2018-2020 performance unit awards. The Compensation Committee and Board decided to allow management the opportunity to potentially earn an award and to evaluate performance after completion of the performance period taking into account actual 2018-

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2019 Adjusted EBITDA achieved and management’s performance relative to the Company’s strategic goals established during 2020. We modified the 2018-2020 performance unit awards and approved payouts at 81.3% of the target number of units in February 2021. The modified grant date fair value of these awards, calculated in accordance with ASC Topic 718, are included in the 2021 amounts set forth in the Unit Awards column (e) of the Summary Compensation Table. See Compensation Discussion and Analysis - Elements of Executive Compensation - Prior Year Award Payout Determinations (and the “- Performance Attained and Vesting of 2018-2020 Performance Unit Awards” discussion therein).

Other Unit Awards

2020 Back-Half Incentive Unit Awards

We made additional incentive-based other unit awards to our named executive officers in August 2020 to directly align compensation opportunities with the interest of our unitholders, to retain critical talent and to motivate participants to achieve COVID-19 adjusted strategic goals. The numbers of units earned under these awards were determined by the Compensation Committee, and reviewed and approved by the Board, based upon its assessment of the level of attainment of various performance objectives over a six-month period from August 24, 2020 through February 24, 2021. Executives were eligible to receive up to 125% of the target number of potential performance units, and no awards would be paid if a minimum liquidity target of $425 million as of the end of 2020 was not met. Payouts were dependent upon the level of achievement with respect to a Committee-approved scorecard which incorporated five categories of performance goals, each weighted equally at 20%. Achievement for each goal could range from 0% to 150%, and was determined using the following four-point scale: did not meet expectations (0%); partially met expectations (50%); met expectations (100%); and exceeded expectations (150%). The grant date fair values of the 2020 Back-Half Incentive Unit Awards, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are included in the 2020 amounts in the Unit Awards column (e) of the Summary Compensation Table. Distribution equivalents were not earned on the 2020 Back-Half Incentive Unit Awards. Awards were paid in units within 30 days following the one-year anniversary of the end of the performance period. An executive had to remain in continuous employment with us through the payment date or would have forfeited the entire award, except that awards would have been prorated in the event of death or disability, and awards would have been deemed earned and payable in full at the target level in the event of a change in control. The 18-month continued vesting provisions of our named executive officers’ employment agreements did not apply to the 2020 Back-Half Incentive Unit Awards. Mr. Milkie received the units under his 2020 Back-Half Incentive Unit Award in accordance with his transition and release agreement. For additional detail regarding the 2020 Back-Half Incentive Unit Awards, see Compensation Discussion and Analysis - Elements of Executive Compensation - Prior Year Award Payout Determinations (and the “- Payout of Previously Earned 2020 Back-Half Incentive Unit Awards” discussion therein).

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Outstanding Equity Awards at Fiscal Year-End for 2021

	Option Awards					Unit Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)		(j)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#) (1)		Market Value of Units That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)

Zimmerman	32,929	—	—	$36.95	2/26/2023

						5,687	(3)	$316,368

						12,232	(4)	$635,208

						21,492	(5)	$1,075,890

						26,030	(6)	$1,303,062	(6)

										14,745	(7)	$738,135	(7)

										150,441	(8)	$7,531,076	(8)

Witherow	17,786	—	—	$29.53	3/27/2022

	27,092	—	—	$36.95	2/26/2023

						2,392	(3)	$133,067

						5,103	(4)	$264,999

						8,968	(5)	$448,938

						13,034	(6)	$652,482	(6)

										6,152	(7)	$307,969	(7)

										40,353	(8)	$2,020,071	(8)

Fisher						2,900	(3)	$161,327

						5,756	(4)	$298,909

						10,114	(5)	$506,307

						14,699	(6)	$735,832	(6)

										6,939	(7)	$347,366	(7)

										45,513	(8)	$2,278,381	(8)

Ford	13,943	—	—	$36.95	2/26/2023

						1,211	(3)	$67,368

						2,410	(4)	$125,151

						5,082	(5)	$254,405

						9,848	(6)	$492,991	(6)

										2,906	(7)	$145,474	(7)

										22,869	(8)	$1,144,822	(8)

Heckman						736	(3)	$40,944

						1,702	(4)	$88,385

						2,992	(5)	$149,780

						6,957	(6)	$348,267	(6)

										2,053	(7)	$102,773	(7)

										13,464	(8)	$674,008	(8)

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Outstanding Equity Awards at Fiscal Year-End for 2021 (continued)

	Option Awards					Unit Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)	(j)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#) (1)		Market Value of Units That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)

Milkie						1,558	(3)	$86,672	—

						3,419	(4)	$177,549	—

						4,006	(5)	$200,540	—

						11,269	(6)	$564,126	(6)

										4,123 (7)	$ 206,397 (7)

(1)	Column includes restricted units and the 2020 Back-Half Incentive Unit Awards.

(2)

The market values for restricted units were calculated by multiplying the closing market price of our units on December 31, 2021 as reported on the NYSE ($50.06), by the number of restricted units in column (g), and adding to that the amount of cash distribution equivalents accumulated on the restricted units from the grant date of the award through December 31, 2021. See Narrative to Summary Compensation and Grants of Plan-Based Awards Table – Restricted Unit Awards for additional detail.

(3)

Amounts represent 2019 restricted units awarded in 2018. These awards vested and were paid in February 2022. These restricted units accumulated distribution equivalents during the restricted period that were payable in the same form as accrued when the awards vested. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units were accrued in cash.

(4)

Amounts represent 2020 restricted units awarded in 2019. One half of these restricted units vested on February 28, 2022 and the remaining one half will vest on February 27, 2023. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(5)

Amounts represent 2021 restricted units. Other than for Mr. Milkie, one-third of these restricted units vested on February 28, 2022, and one-third will vest on February 27, 2023 and February 26, 2024. The amount in the table for Mr. Milkie includes the portion of his 2021 restricted unit award that will continue to vest following his departure from the Company, one-half of which vested on February 28, 2022 and one-half of which will vest on February 27, 2023. Mr. Milkie forfeited the remaining one-third of his original 2021 restricted unit award in connection with his departure. These restricted units will accumulate distribution equivalents during the restricted period when we make partnership distributions, which will be payable in cash when the awards vest.

(6)

Amounts reflect final payouts under the 2020 Back-Half Incentive Unit Awards granted in August 2020 that were contingent upon the level of achievement with respect to five categories of performance goals during the period from August 24, 2020 through February 24, 2021. The amounts set forth in column (g) are the actual number of units earned. These awards vested and were paid in February 2022. For additional information regarding these awards, see Compensation Discussion and Analysis - Elements of Executive Compensation - Prior Year Award Payout Determinations - Payout of Previously Earned 2020 Back-Half Incentive Unit Awards.

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(7)

Amounts represent 2020 performance units awarded in 2019 that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2020 through December 2022. The amounts set forth in column (i) assume that the minimum threshold number of units are earned and assume the reinvestment in distribution equivalent units of partnership distributions on such threshold number from the grant date of the award through December 31, 2021. The actual number of units and distribution equivalents earned, if any, will be determined following the end of the performance period and would vest and be payable in units by March 2023. We do not currently expect any units to be earned under these awards due to the impact of COVID-19. Market value reported in column (j) was calculated by multiplying the threshold number of units and distribution equivalent units through December 31, 2021 that may be earned set forth in column (i) by the closing market price of our units as of December 31, 2021.

(8)

Amounts represent 2021-2025 performance units that are contingent upon the level of achievement of consolidated functional currency Adjusted EBITDA, un-levered pre-tax free cash flow and net leverage ratio goals. The amounts set forth in column (i) assume that the maximum number of units are earned. The actual number of units and distribution equivalents earned, if any, will be determined following the end of the 2023, and (as applicable) following the end of 2024 and 2025. Any units earned under the Adjusted EBITDA portion of the award will vest and be payable shortly after the end of the calendar year in which units are earned. Any units earned under the un-levered pre-tax free cash flow and net leverage ratio portions of the awards would be payable in early 2025 (if goals are achieved in 2023 or 2024) or early 2026 (if goals are achieved in 2025). Market value reported in column (j) was calculated by multiplying the maximum number of units that may be earned set forth in column (i)  by the closing market price of our units as of December 31, 2021. For additional information regarding these awards, see Compensation Discussion and Analysis - Elements of Executive Compensation - Targeted 2021 Long-Term Incentive Compensation - 2021-2025 Performance Unit Awards.

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Option Exercises and Units Vested in 2021

	Option Awards			Unit Awards

(a)	(b)	(c)		(d)		(e)

Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Units Acquired on Vesting (#) (1)		Value Realized on Vesting ($) (1)
Zimmerman	—	—		4,421	(2)	$205,488	(2)
				5,687	(3)	$264,332	(3)
				6,117	(4)	$284,318	(4)
				19,647	(5)	$936,376	(5)
Witherow	—	—		1,944	(2)	$90,357	(2)
				2,392	(3)	$111,180	(3)
				2,553	(4)	$118,663	(4)
				8,642	(5)	$411,878	(5)
Fisher	—	—		2,150	(2)	$99,932	(2)
				2,900	(3)	$134,792	(3)
				2,879	(4)	$133,816	(4)
				9,430	(5)	$449,434	(5)
Ford	—	—		984	(2)	$45,736	(2)
				1,211	(3)	$56,287	(3)
				1,206	(4)	$56,055	(4)
				4,375	(5)	$208,513	(5)
Heckman	—	—		573	(2)	$26,633	(2)
				736	(3)	$34,209	(3)
				852	(4)	$39,601	(4)
				2,552	(5)	$121,628	(5)
Milkie	18,104	$165,652	(6)	1,266	(2)	$58,844	(2)
				1,558	(3)	$72,416	(3)
				1,711	(4)	$79,527	(4)
				5,630	(5)	$268,326	(5)

(1)

The amounts in column (d) reflect the total number of restricted units or performance units that vested for each executive in 2021, plus additional units credited as a result of reinvestment of distribution equivalents. The amounts in column (e) do not reflect accrued distribution equivalents in the form of cash for restricted units.

(2)

Reflects the vesting and related value of one-third of the 2018 restricted unit awards granted in 2017. The value realized on the vesting of restricted units is calculated as the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting. In addition to the amounts in column (e), each named executive officer also received distribution equivalents in the form of cash for these units as follows: Mr. Zimmerman ($40,365), Mr. Witherow ($17,752), Mr. Fisher ($17,718), Ms. Ford ($8,987), Mr. Heckman ($5,236) and Mr. Milkie ($11,562).

(3)

Reflects the vesting and related value of one-third of the 2019 restricted unit awards granted in 2018. The value realized on the vesting of restricted units is calculated as the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting. In addition to the amounts in column (e), each named executive officer also received distribution equivalents in the form of cash for these units as follows: Mr. Zimmerman ($31,681), Mr. Witherow ($13,327), Mr. Fisher ($16,158), Ms. Ford ($6,748), Mr. Heckman ($4,101) and Mr. Milkie ($8,681).

(4)

Reflects the vesting and related value of one-third of the 2020 restricted unit awards granted in 2019. The value realized on the vesting of restricted units is calculated as the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting. In addition to the amounts in column (e), each named executive officer also received distribution equivalents in the form of cash for these units as follows: Mr. Zimmerman ($11,438), Mr. Witherow ($4,772), Mr. Fisher ($5,383), Ms. Ford ($2,254), Mr. Heckman ($1,592) and Mr. Milkie ($3,198).

(5)

Reflects the vesting and related value of the 2018-2020 performance unit awards, which were paid out at 81.3% of the target number of performance units as disclosed in our proxy statement last year, plus additional

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units credited as a result of reinvestment of distribution equivalents. All participants received the value in units. The value realized on the vesting of performance units is equal to the number of units of performance units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting.

(6)

The value realized on the exercise of unit options is equal to the number of units acquired multiplied by the difference between the exercise price and the closing price of our units on the NYSE on the day before the date of exercise.

Pension Benefits for 2021

(a)	(b)	(c)	(d)	(e)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Zimmerman	-	—	—	—
Witherow	-	—	—	—
Fisher	-	—	—	—
Ford	-	—	—	—
Heckman	-	—	—	—
Milkie	2008 Supplemental Retirement Plan	14	—	—

We adopted the 2008 Supplemental Retirement Plan (the “2008 SERP”) in February 2008 to provide supplemental retirement benefits to certain of our executive officers, and accounts were established and credited in prior years for some of our executive officers under the 2008 SERP. Credits under the 2008 SERP were made on the basis of base salary, with no participant account being credited more than $100,000 in any plan year, and no more than $250,000 being credited in the aggregate to all participant accounts in any plan year. Accounts earned interest at the prime rate of our bank, as adjusted each December.

Mr. Milkie was the only named executive officer for 2021 to participate in the 2008 SERP. He forfeited his account in 2021 in connection with his separation from service with Cedar Fair. Additional contributions to the 2008 SERP were discontinued several years ago, and we do not intend to have any other executive officers participate in this plan.

Pay Ratio Disclosure

SEC rules require us to disclose the median of the annual total compensation of all employees (except our CEO), the annual total compensation of the CEO and the ratio of these two amounts for our last completed fiscal year.

We identified the median employee from a comparison of compensation information for all Company employees as of November 7, 2021 other than our CEO. The 2021 date for identifying the median employee differs from the 2020 date as the comparable Sunday for 2021, as compared to the 2020 date, was selected resulting in a calendar shift. Given the nature of our business, we rely heavily on seasonal, entry-level employees, some of whom only work one or two months per year. Consequently, as of the date we determined our median employee, seasonal employees accounted for 67.7% of our workforce. The percentage of seasonal employees as a percentage of our total workforce was higher than the prior year due to 2020 park closures in response to the COVID-19 pandemic and government mandates, but lower than pre-COVID-19 levels. To identify the median employee, we used annual earnings reported to taxing authorities (for example, in the United States, information reported on W-2s), and ranked employees from highest to lowest. For purposes of this determination, compensation paid in Canadian dollars to our Canadian employees was converted to U.S. dollars using Canadian to U.S. dollar exchange rates, consistent with the exchange methodology used in our financial reporting. The median employee of all employees except the CEO was a seasonal employee.

Once we found the median employee, we computed the annual total compensation for 2021 for that employee in the same manner as total compensation is determined for the Summary Compensation Table. Accordingly, we determined that the median of the annual total compensation of all employees (except our CEO) was $10,122 for 2021. In 2021, Richard Zimmerman held the position of Chief Executive Officer of the Company. Mr. Zimmerman’s compensation for 2021, calculated in the same manner as in the Summary Compensation Table, totaled $9,991,165. This resulted in an estimated CEO to median employee pay ratio of 987:1.

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Potential Payments Upon Termination or Change in Control

The following summaries describe and quantify the payments that each named executive officer other than Mr. Milkie would receive if his or her employment with us were terminated or if we had a change in control. These payments and benefits derive from a combination of employment agreements and our Omnibus Incentive Plans and related award agreements. In all cases, the timing and amount of payments will comply with the requirements of Section 409A of the Code. We have quantified the potential payments assuming that the termination or change in control occurred on December 31, 2021 and the relevant unit price is the closing market price of our units on the NYSE on December 31, 2021, which was $50.06 per unit. Mr. Milkie was not serving as an executive officer as of the end of 2021. Payments and benefits in connection with Mr. Milkie’s departure under his transition and release agreement and employment agreement are discussed and quantified separately under “Payments and Benefits in Connection with Mr. Milkie’s Separation”.

Payments Pursuant to Employment Agreements (other than in connection with a Change in Control)

The following information summarizes payments that our named executive officers will receive in the event of terminations without cause, as a result of death or disability, in connection with non-renewals of their employment agreements and in general. Descriptions of release requirements, restrictions and certain key defined terms are provided at the end of this section. For information regarding payments in the event of a change in control, see “Payments Upon a Change in Control or a Termination Following a Change in Control” below. For additional information regarding payments in the event of death, disability or retirement, see “Payments Upon Death, Disability or Retirement under our Incentive Plans” below.

Terminations without Cause or due to Disability and Resignations for Good Reason

If we terminate the employment of Messrs. Zimmerman, Witherow, Fisher or Heckman or Ms. Ford without cause or because of a disability, or if any of those executives resign for good reason (in each case, other than in connection with a change in control), each executive will be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•	An amount equal to two times his base salary for Mr. Zimmerman (and for the other executives, an amount equal to one times base salary). This amount will be payable:

◾	for Mr. Zimmerman, in a single lump sum on the first regularly scheduled payroll date following the 60th day after the termination; or

◾

for the other executives, at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;

and will be reduced by any payments received from any short- or long-term disability plan maintained by us, where applicable;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his or her annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

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•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he or she was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he or she obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;

•

Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plans that vest within 18 months after his or her termination of employment without cause or his or her resignation for good reason, unless otherwise specifically exempted from vesting by the terms of the underlying award agreement (as was the case for the 2020 Back-Half Incentive Unit Awards). Equity awards other than options that vest under this provision will be paid or vest on the scheduled payment date under the award agreement without regard to the continuous employment requirements or proration. Options that vest within the 18 month period will terminate 30 calendar days after the vesting date unless exercised; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Death

If the employment of any of Messrs. Zimmerman, Witherow, Fisher or Heckman or Ms. Ford is terminated by reason of death, the executive or his or her legal representatives shall be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his or her annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans for the executive’s spouse and eligible dependents (less the amount of the executive’s contribution as if he or she was an active employee) for a period of up to twelve months after executive’s death, if permitted under applicable law; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Non-Renewal

For each of Messrs. Witherow, Fisher and Heckman and Ms. Ford, in certain situations where the executive’s employment agreement is not renewed (described below), the executive will be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

An amount equal to his or her base salary, payable at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;

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•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he or she was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he or she obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance); and

•

Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plans that vest within 18 months after his or her termination of employment, unless otherwise specifically exempted from vesting by the terms of the underlying award agreement (as was the case for the 2020 Back-Half Incentive Unit Awards), with such awards vesting and being paid as described above for terminations without cause or resignations for good reason.

Messrs. Witherow, Fisher and Heckman and Ms. Ford will qualify for these non-renewal benefits if we are not willing to renew the employment agreement and the executive chooses to terminate his or her employment immediately following the employment period.

Other Terminations

If the executive’s employment is terminated for any reason other than those described above or those described under “Payments Upon a Change in Control or a Termination Following a Change in Control,” which we refer to in the tables below as “All Terminations,” the executive or his or her legal representatives will be entitled to receive a lump sum payment within 30 days following termination consisting of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the date of termination. The executive also will be entitled to any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed, and all other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Releases and Restrictions; Certain Definitions

Any termination payments under the executives’ respective employment agreements are subject to execution, timely delivery, and non-revocation of a general release in favor of Cedar Fair. In addition, each executive is subject to non-competition, non-solicitation, confidentiality, non-disparagement and cooperation provisions contained in his or her employment agreement. The non-competition and non-solicitation obligations last for a minimum of twelve months after termination (regardless of the reason for termination), and last twelve months plus the number of months for which he or she receives severance payments or 18-month continued equity vesting, subject to a 36-month cap under Mr. Zimmerman’s employment agreement.

Under the employment agreements, “cause” means: (i) the executive’s willful and continued failure to perform his or her duties or follow the lawful direction of the Board (or, for the executives other than Mr. Zimmerman, the Chief Executive Officer or the Board) or a material breach of fiduciary duty after written notice of the breach; (ii) theft, fraud, or dishonesty with regard to Cedar Fair or in connection with the executive’s duties; (iii) indictment for or conviction of (or guilty or no contest plea to) a felony or any lesser offense involving fraud or moral turpitude; (iv) material violation of our code of conduct or similar written policies after written notice specifying the violation; (v) willful misconduct unrelated to us that has, or is likely to have, a material negative impact on us after written notice specifying the failure or breach; (vi) gross negligence or willful misconduct relating to our affairs; (vii) material breach by the executive of his or her employment agreement; (viii) a final and non-appealable determination by a court or other governmental body that the executive has materially violated federal or state securities laws; or (ix) a breach or contravention of another employment agreement or other agreement or policy by virtue of the executive’s employment with us or performance of his or her duties, or the existence of any other limitation on his or her activities on our behalf except for confidentiality obligations to former employers.

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“Disability” means a physical or mental incapacity or disability that renders or is likely to render the executive unable to perform his or her material duties for either 180 days in any twelve-month period or 90 consecutive days, as determined by a physician selected by us.

“Good reason” means, without the executive’s express consent: (i) any material diminution in his or her responsibilities, authorities or duties; (ii) any material reduction in the executive’s (x) base salary, or (y) target cash incentive opportunity (except in the event of an across the board reduction in base salary or cash incentive opportunity applicable to substantially all of our senior executives); (iii) a material breach of the employment agreement by us; or (iv) a forced relocation of his or her place of employment by the greater of seventy (70) miles or the distance constituting a “material change in the geographic location” of the executive’s place of employment under Section 409A. The events described in (iv) do not constitute “good reason” under Mr. Zimmerman’s employment agreement. The events described in (i), (ii) and (iv) will not constitute “good reason,” nor will the events described in (iii) constitute “good reason” under Mr. Zimmerman’s employment agreement, unless the executive notifies us in writing and we fail to cure the situation within the time periods specified in the agreement.

Payments upon Death, Disability or Retirement under our Incentive Plans

Any cash incentive awards outstanding at the time of death or retirement will be paid on a prorated basis. Our performance unit awards under the Omnibus Incentive Plans will be payable in the event of death or disability while employed by us, or retirement at age 62 or over from employment with us, with amounts being prorated where the death, separation from service due to disability or retirement occurs during the performance period. The proration under the 2021 performance unit awards would depend upon the year in which amounts are earned. Restrictions on our outstanding restricted unit awards will lapse upon death, disability or retirement. Options awarded under the Omnibus Incentive Plans will expire on the earlier of the ten year anniversary of the grant date or the date that is thirty (30) days after a separation from service under the plan. Our 2020 Back-Half Incentive Unit Awards under the 2016 Omnibus Incentive Plan were payable in the event of death or disability while employed by us, and amounts would have been prorated if the death or separation from service due to disability had occurred during the performance period. The named executive officers other than Mr. Milkie also will receive payments in these situations as described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control).”

Payments upon a Change in Control or a Termination Following a Change in Control

Our employment agreements with Messrs. Zimmerman, Witherow, Fisher and Heckman and Ms. Ford provide for certain benefits and payments in the event of qualifying terminations following a change in control. Our incentive plans and award agreements also contain change-in-control provisions. Each of our incentive plans, award agreements and employment agreements uses the “change in control” definition provided by Section 409A of the Code or a definition based on the 409A definition. As a result, if a change in control occurs under one plan or agreement, it will trigger payment under the other plans and agreements as well. “Change-in-control” events include:

•

a change in ownership of the Partnership which generally would occur when a person or group acquires units representing more than 50 percent of the total fair market value or total voting power of the Partnership;

•

a change in the effective control of the Partnership, which could occur even if a change in ownership has not occurred, and would occur if either (i) a person or group acquires units, all at once or over a period of 12 months, representing 30 percent or more of the total voting power of the Partnership, or (ii) a majority of our directors will have been replaced during a 12-month period by directors not endorsed by a majority of the Board before the date of appointment or election; or

•

a change in ownership of a substantial portion of the assets of the Partnership, which would occur if a person or group acquires, all at once or over a period of 12 months, assets from us that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of our assets immediately before the acquisition(s), determined without regard to any liabilities associated with such assets.

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Section 409A and its rules contain detailed provisions for determining whether a change-in-control event has occurred. The above descriptions of change-in-control events are general summaries only, and we refer you to Section 409A and its rules for additional detail.

All of our employment agreements with change in control severance provisions contain a double trigger change in control provision, which means that two events must occur for a participant to receive payments under the change in control provision. First, a change in control must occur. The second trigger under the employment agreements is that the executive’s employment must be terminated within 24 months following the change in control. Terminations for “good reason” (as defined above) by the executive qualify for change in control protection in addition to involuntary terminations. While most of the employment agreement change in control benefits are subject to the double trigger, the agreements also provide that any equity awards under our Omnibus Plans (including any successor plans) fully and immediately vest upon a change in control (i.e., a single trigger for the equity awards), with performance awards payable at target or as specified in the plan or the award terms. Our 2008 Omnibus Incentive Plan and outstanding equity awards under it contain single trigger change in control provisions. Our 2016 Omnibus Incentive Plan has a double trigger change in control provision, subject to our award and employment agreement terms and Committee discretion. This results in a single trigger for our named executive officers’ outstanding equity awards issued in or prior to 2020 under their employment agreements. Our named executive officers waived or modified the single trigger provisions for their 2021 and 2022 performance and restricted unit awards. Accordingly, the double trigger plan provision applies under the award agreements for the named executive officers’ 2021 and 2022 performance and restricted unit awards.

If we terminate the employment of Mr. Zimmerman, Mr. Witherow, Mr. Fisher, Mr. Heckman or Ms. Ford without cause or because of a disability within 24 months following a change in control, or if any of those executives resign for good reason within 24 months following a change in control, the executive is entitled to the payments and benefits described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control) - Terminations without Cause or due to Disability and Resignations for Good Reason,” except that:

•	in lieu of his or her non-change in control severance or base salary continuation, as applicable:

◾

Each executive other than Mr. Zimmerman will receive, a lump sum severance amount equal to two and one-half times the executive’s annual cash compensation for the year preceding the calendar year in which the change in control occurred, less $1; and

◾	Mr. Zimmerman will receive a lump sum severance amount equal to three times annual cash compensation for the year preceding the calendar year in which the change in control occurred, less $1; and

•

the executive will have the right to continue medical and dental insurance coverage under COBRA during the 30 month period following the termination, and to receive monthly reimbursement of such COBRA continuation coverage premiums from us, if permitted by applicable law.

For purposes of our employment agreements, “cash compensation” with respect to any calendar year is defined as (a) the total salary payable, (b) target annual cash incentive compensation with respect to that calendar year, even if not paid during the year, and (c) with respect to any multi-year cash bonus, the amount actually paid. Any lump sum payments made pursuant to the employment agreements in connection with a change in control will be paid on the next regularly scheduled payroll date following the sixtieth day after the termination, subject to the requirements of Section 409A.

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In addition, upon a change in control (or, for our 2021 and 2022 performance and restricted unit awards, upon a change in control with a qualifying termination of employment), named executive officer equity incentive plan awards would vest or be paid as follows pursuant to the various plans and agreements:

•

All performance awards will be deemed to have been earned and payable in full and any other restriction shall lapse and the awards will be paid within 30 days. Our outstanding performance awards will be deemed earned at the target level.

•	All restrictions applicable to our outstanding restricted unit awards will lapse and restricted units will become fully vested and transferable.

•

Unless the Committee determines otherwise, if we make “other unit awards” under the 2016 Omnibus Incentive Plan, all restrictions, limitations and other conditions applicable to such awards would lapse and those awards would become fully vested and transferable and be issued, settled or distributed, as applicable within 30 days. The 2020 Back-Half Incentive Unit Awards would have become fully and immediately vested and payable at the target number of potential units.

•

Unless the Committee determines otherwise, if we grant options or unit appreciation rights under the 2016 Omnibus Incentive Plan, any unvested options and unit appreciation rights would vest and become fully exercisable. Option holders could elect to “cash out” any options within 60 days for the difference between the price of the option and the fair market value per unit at the time of the election.

Our executive employment agreements cap the present value of the aggregate payments, distributions and benefits provided to or for the executive’s benefit which constitute parachute payments under Section 280G of the Code at 299% of the base amount (as defined for purposes of Section 280G). If the present value exceeds the cap, the payments, distributions and benefits to the executive will be reduced in the order specified in his employment agreement so that the reduced amount will result in no portion of his payments, distributions and benefits being subject to excise tax. We refer to this type of provision as a “280G cap and cutback provision” below.

Payments of change-in-control amounts or provisions of change-in-control benefits under the employment agreements are conditioned upon the execution and non-revocation of a mutually acceptable separation agreement and release.

Payments and Benefits in Connection with Mr. Milkie’s Separation

We entered into a transition and release agreement (the “transition agreement”) with Mr. Milkie in June 2021 in connection with his resignation from his position as Executive Vice President, General Counsel and Corporate Secretary of the Company. He remained a non-executive employee of Cedar Fair until September 30, 2021, and he served as a non-employee advisor to Cedar Fair through February 24, 2022. The transition agreement provided that (i) the units under Mr. Milkie’s 2020 Back-Half Incentive Unit Award would fully vest on February 24, 2022 if he provided the services required under the transition agreement and complied with the restrictive covenants in his employment agreement, and (ii) Mr. Milkie will receive the severance and benefits set forth in Sections 6.1(b), (d), (e), and (f) of his employment agreement, subject to certain conditions. In accordance with the foregoing, Mr. Milkie’s 2020 Back-Half Incentive Units fully vested on February 24, 2022 (11,269 units, with a value of $630,388 based on the closing price of our units on such date). Subject to compliance with his obligations under the transition agreement and the employment agreement, Mr. Milkie also received or will receive: (i) twelve months of cash severance, payable at the same time salary otherwise would be paid over the 12-month period following termination ($460,000 in total over such period, $70,769 of which was paid in 2021); (ii) a pro-rata portion of his 2021 annual cash incentive award ($653,775); (iii) payment of his portion of the after-tax monthly COBRA coverage premium for up to twelve months (estimated value of $19,044, $4,761 of which COBRA coverage was paid in 2021); and (iv) full vesting in equity awards made under our Omnibus Incentive Plan that are scheduled to vest within eighteen months of the date of termination, with such awards to be paid or vest on the scheduled payment date under the award agreement without regard to continuous employment requirements or proration (8,983 restricted units, plus any related distribution equivalents, in 2022 or 2023, which we estimate had a value of $464,761 as of December 31, 2021, and the value of which will depend on the unit price as of such future payment dates). Mr. Milkie also is eligible for outplacement services of which $22,000 was paid in 2021. Mr. Milkie is subject

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to non-competition, non-solicitation, confidentiality, non-disparagement and cooperation provisions contained in his employment agreement, and his severance payments and continued equity vesting are subject to such provisions.

No units were earned under the 2019-2021 award, and we currently do not expect any units to be earned under the 2020-2022 award due to the impact of COVID-19. Mr. Milkie forfeited his entire 2021-2025 performance unit award and one-third of his original 2021 restricted unit award in connection with his departure. He also forfeited his 2008 SERP account since he had less than 20 years of service and did not reach the required retirement age under the plan.

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Table of Potential Payments Upon Termination or Change in Control

The payments that would have been made to each of the named executive officers upon a termination of his or her employment or a change in control of the Partnership as of December 31, 2021 are as follows:

Name/ Benefits and Payments Upon Separation	All Terminations	Termination Other than For Cause or For Good Reason		Termination upon Non- renewal		Disability		Death		Change in Control Only	Termination upon Change in Control
Richard A. Zimmerman
Earned but unpaid salary	$37,260	$37,260		$—		$37,260		$37,260		$—	$37,260

Severance	—	1,700,000		—		1,700,000		—		—	2,863,039	(1)

Incentive compensation	2,416,125	2,416,125		—		2,416,125		2,416,125		—	2,416,125

Restricted units	—	1,668,835	(3)	—		2,027,465		2,027,465		951,576	2,027,465

Performance units	—	—	(4)	—		2,301,162	(5)	2,301,162	(5)	2,947,333	5,457,691

2020 Back-Half units	—	—		—		1,303,062	(6)	1,303,062	(6)	1,143,020	1,143,020

Health benefits	—	17,892		—		17,892		17,892		—	76,196
Total	$2,453,385	$5,840,112	(7)	$—		$9,802,966		$8,102,966		$5,041,929	$14,020,796
Brian C. Witherow
Earned but unpaid salary	$23,321	$23,321		$23,321		$23,321		$23,321		$—	$23,321

Severance	—	532,000		532,000		532,000		—		—	2,581,547	(2)

Incentive compensation	1,008,140	1,008,140		1,008,140		1,008,140		1,008,140		—	1,008,140

Restricted units	—	697,358	(3)	697,358	(3)	847,004		847,004		398,066	847,004

Performance units	—	—	(4)	—	(4)	617,244	(5)	617,244	(5)	1,234,730	1,908,087

2020 Back-Half units	—	—		—		652,482	(6)	652,482	(6)	572,336	572,336

Health benefits	—	19,675		19,675		19,675		19,675		—	51,617
Total	$1,031,461	$2,280,494	(7)	$2,280,494	(7)	$3,699,866		$3,167,866		$2,205,132	$6,992,052
Tim V. Fisher

Earned but unpaid salary	$26,301	$26,301		$26,301		$26,301		$26,301		$—	$26,301

Severance	—	600,000		600,000		600,000		—		—	504,525	(1)

Incentive compensation	1,421,250	1,421,250		1,421,250		1,421,250		1,421,250		—	1,421,250

Restricted units	—	797,774	(3)	797,774	(3)	966,543		966,543		460,236	966,543

Performance units	—	—	(4)	—	(4)	696,172	(5)	696,172	(5)	1,444,932	2,204,392

2020 Back-Half units	—	—		—		735,832	(6)	735,832	(6)	645,474	645,474

Health benefits	—	19,039		19,039		19,039		19,039		—	55,019

Total	$1,447,551	$2,864,364	(7)	$2,864,364	(7)	$4,465,137		$3,865,137		$2,550,642	$5,823,504

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Name/ Benefits and Payments Upon Separation	All Terminations	Termination Other than For Cause or For Good Reason		Termination upon Non- renewal		Disability		Death		Change in Control Only	Termination upon Change in Control
Kelley S. Ford

Earned but unpaid salary	$17,622	$17,622		$17,622		$17,622		$17,622		$—	$17,622

Severance	—	402,000		402,000		402,000		—		—	1,949,413	(2)

Incentive compensation	761,790	761,790		761,790		761,790		761,790		—	761,790

Restricted units	—	362,123	(3)	362,123	(3)	446,924		446,924		192,519	446,924

Performance units	—	—	(4)	—	(4)	349,807	(5)	349,807	(5)	604,324	985,932

2020 Back-Half units	—	—		—		492,991	(6)	492,991	(6)	432,468	432,468

Health benefits	—	6,527		6,527		6,527		6,527		—	17,818

Total	$779,412	$1,550,062	(7)	$1,550,062	(7)	$2,477,661		$2,075,661		$1,229,311	$4,611,967
Craig A. Heckman
Earned but unpaid salary	$15,562	$15,562		$15,562		$15,562		$15,562		$—	$15,562
Severance	—	355,000		355,000		355,000		—		—	932,827	(1)
Incentive compensation	672,725	672,725		672,725		672,725		672,725		—	672,725
Restricted units	—	229,182	(3)	229,182	(3)	279,108		279,108		129,329	279,108
Performance units	—	—	(4)	—	(4)	205,947	(5)	205,947	(5)	395,975	620,644
2020 Back-Half units	—	—		—		348,267	(6)	348,267	(6)	305,516	305,516
Health benefits	—	19,039		19,039		19,039		19,039		—	55,019
Total	$688,287	$1,291,508	(7)	$1,291,508	(7)	$1,895,648		$1,540,648		$830,820	$2,881,401

(1)

Amount was decreased by $2,633,307, $2,405,185 and $611,546 to comply with the 280G cap and cutback provision of Mr. Zimmerman’s, Mr. Fisher’s and Mr. Heckman’s employment agreements, respectively. Pre-capped severance amount based on 2020 cash compensation, as defined in their employment agreements and described above on pages 60-66, which reflects the salary and target annual cash bonus for 2020. See Summary Compensation Table for increased 2021 salary versus 2020 and Grants of Plan-Based Awards Table for 2021 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2022 (subject to the 280G cap and cutback provision).

(2)

Severance amount based on 2020 cash compensation, as defined in his or her employment agreement and described above on pages 60-66, which reflects the salary and target annual cash bonus for 2020. See Summary Compensation Table for increased 2021 salary versus 2020 and Grants of Plan-Based Awards Table for 2021 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2022 (subject to the 280G cap and cutback provision).

(3)

Amount includes the restricted units awarded to each of the named executive officers in 2018 and 2019, and two-thirds of the restricted units awarded in 2021. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of the restricted units also depends on the value of future partnership distributions made prior to the payment date.

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(4)

We have estimated this amount to be zero as of December 31, 2021 because no units were earned under the 2019-2021 award, and we currently do not expect any units to be earned under the 2020-2022 award due to the impact of COVID-19.

(5)

If a named executive officer had died or had become disabled on December 31, 2021, he or she would have been entitled to receive payment as provided in his or her 2019-2021, 2020-2022 and 2021-2025 performance unit awards as if he or she were employed on the applicable payment date. Any such payments would be prorated as of December 31, 2021, and would depend upon the level of attainment of the performance metrics. Amounts in the table reflect an estimate of potential payouts under the 2021-2025 performance unit awards. Those estimates are calculated based on the maximum possible number of units that may be earned, assume such amounts are earned at the earliest possible payment dates, are based on the value of the units as of December 31, 2021 and include no distribution equivalents. The total units that could become payable could be lower, however, and the final proration calculation could differ from these estimates depending on the level of performance actually attained and when such performance is achieved. Future distribution equivalents could increase the unit amount. Additionally, as payments would not be made until the scheduled payment dates, the value of the units would depend on the unit price as of the later applicable payment date(s) and on the value of future distributions made prior to the payment date(s). These amounts do not include any units under the 2019-2021 award, under which no units were earned. They also do not include any units under the 2020-2022 award, as we do not currently expect any units to be earned under that award due to the impact of COVID-19.

(6)

If a named executive officer had died or had become disabled on December 31, 2021, he or she would have been entitled to receive payment in 2022, as provided in his or her 2020 Back-Half Incentive Unit Award as if he or she were employed on the payment date. Accordingly, this amount includes the value at December 31, 2021 of the actual number of units earned under the 2020 Back-Half Incentive Unit Awards, which remained subject to the 12-month service period as of such date. These awards vested and were paid in February 2022. See Compensation Discussion and Analysis - Elements of Executive Compensation - Prior Year Award Payout Determinations (and the “- Payout of Previously Earned 2020 Back-Half Incentive Unit Awards” discussion therein) for more information.

(7)	Total value could be higher or lower depending upon the factors described in footnote 3.

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Director Compensation

The Compensation Committee of the Board of Directors recommends the fees paid to Directors and Board Committee members for services in those capacities. The schedule of fees for 2022 is as follows:

1.

For service as a member of the Board, a retainer of $70,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $130,000 per annum to be paid in limited partnership units, adjusted for fractional units as needed;

2.	For service as a Board Committee member, $5,000 per annum (excluding Committee Chair); and

3.

For service as Chairman of the Board of Directors, a fee of $125,000 per annum; for service as Chair of the Audit Committee of the Board, a fee of $20,000 per annum; for service as the Chair of the Compensation Committee, a fee of $15,000 per annum; and for service as the Chair of the Nominating and Corporate Governance Committee, a fee of $12,000 per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity. Additionally, all Directors are to accumulate units equal to four times the annual cash retainer within four years of becoming a Director. The directors have the option to elect to defer some or all of their annual equity payment. The deferred units accrue distribution equivalents and are paid out in a lump sum in units, or a combination of cash and units, upon the director’s departure from the Board.

Director Compensation for 2021

The table that follows summarizes the director compensation paid by the Partnership for the fiscal year ended December 31, 2021. The schedule of non-employee director fees for 2021 was as follows:

1.

For service as a member of the Board, a retainer of $70,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $130,000 per annum to be paid in limited partnership units, adjusted for fractional units as needed;

2.	For service as a Board Committee member, $5,000 per annum (excluding Committee Chair); and

3.

For service as Chairman of the Board of Directors, a fee of $125,000 per annum; for service as Chair of the Audit Committee of the Board, a fee of $20,000 per annum; for service as the Chair of the Compensation Committee, a fee of $15,000 per annum; and for service as the Chair of the Nominating and Corporate Governance Committee, a fee of $12,000 per annum.

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These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name (1)	Fees Earned or Paid in Cash ($)	Unit Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Louis Carr	$75,000	$130,006	—	—	—	—	$205,006

Gina D. France	$95,000	$130,006	—	—	—	—	$225,006

Daniel J. Hanrahan	$195,000	$130,006	—	—	—	—	$325,006

D. Scott Olivet	$81,250	$130,006	—	—	—	—	$211,256

Matthew A. Ouimet	$71,250	$130,006	—	—	—	—	$201,256

Carlos A. Ruisanchez	$80,000	$130,006	—	—	—	—	$210,006

Lauri M. Shanahan	$88,125	$130,006	—	—	—	—	$218,131

Debra Smithart-Oglesby	$87,000	$130,006	—	—	—	—	$217,006

(1)

Richard A. Zimmerman is not included in this table as Mr. Zimmerman was an employee of the Partnership in 2021 and did not receive any additional compensation for service as a Director. The compensation to Mr. Zimmerman as an employee of the Partnership is shown in the Summary Compensation Table and our other Executive Compensation disclosures.

(2)

The amounts in column (c) reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of units awarded to each member of the Board in 2021. For 2021, Mses. France, Shanahan and Smithart-Oglesby and Mr. Ouimet received his or her annual equity payment in the form of 2,597 units, and Messrs. Carr, Hanrahan, Olivet and Ruisanchez received his annual equity payment in the form of 2,597 deferred units. As of December 31, 2021, Mr. Carr had 2,597 deferred units outstanding, Mr. Hanrahan had 17,018 deferred units outstanding, Mr. Olivet had 17,284 deferred units outstanding, Mr. Ruisanchez had 5,902 deferred units outstanding, Ms. Shanahan had 9,108 deferred units outstanding and Ms. Smithart-Oglesby had 4,571 deferred units outstanding.

(3)

Mr. Ouimet exercised his remaining options during 2021. Under our transition agreement with Mr. Ouimet, entered into in December 2019, he remained in service on the Board of Directors as a non-employee director. The transition agreement provided Mr. Ouimet with continued vesting of his outstanding long-term equity incentive compensation so long as he continued to serve as a non-employee director through the applicable restricted period or payment date. Following the option exercises, Mr. Ouimet had no awards outstanding as of December 31, 2021.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Partnership’s proxy statement and the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

D. Scott Olivet, Chair

Carlos A. Ruisanchez

Debra Smithart-Oglesby

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Security Ownership of Certain Beneficial Owners and Management

The following tables set forth the number of Partnership units beneficially owned by each of the Partnership’s Directors, each of the Board’s nominees for election at the annual meeting, each of the named executive officers, and all current Directors and executive officers as a group as of March 21, 2022, and by each person known by the Partnership to own 5% or more of its units.

Directors, Board Nominees and Executive Officers

	Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Beneficial Ownership (1)		Voting Power (1)		Investment Power		Percentage of Units (2)
			Sole	Shared	Sole	Shared

Richard A. Zimmerman	281,688	(3)	281,688	—	238,294	—	*

Brian C. Witherow	191,571	(4)	189,303	2,268	173,330	2,268	*

Tim V. Fisher	48,333	(5)	48,333	—	30,320	—	*

Kelley S. Ford	67,737	(6)	67,737	—	58,926	—	*

Craig A. Heckman	17,611	(7)	17,611	—	12,285	—	*

Duffield E. Milkie	65,583	(8)	65,302	281	61,590	281	*

Louis Carr	3,042	(9)	3,042	—	3,042	—	*

Gina D. France	13,122		13,122	—	13,122	—	*

Daniel J. Hanrahan	46,915	(9)	46,915	—	46,915	—	*

D. Scott Olivet	24,510	(9)	24,510	—	24,510	—	*

Matthew A. Ouimet	79,593	(10)	25,662	53,931	25,662	53,931	*

Carlos A. Ruisanchez	17,210	(9)	17,210	—	17,210	—	*

Lauri M. Shanahan	15,279	(9)	15,279	—	15,279	—	*

Debra Smithart-Oglesby	39,780	(9)	39,780	—	39,780	—	*

All Directors and executive officers as a group (16 individuals) (11)	923,419		867,220	56,199	750,016	56,199	1.6%

*	Less than one percent of outstanding units.

(1)

Includes restricted units over which there is voting power, but no investment power, as follows: Mr. Zimmerman, 43,394; Mr. Witherow, 15,973; Mr. Fisher, 18,013; Ms. Ford, 8,811; Mr. Heckman, 5,326; Mr. Milkie, 3,712; and all executive officers and directors as of March 21, 2022 as a group (16 individuals) 117,204.

(2)

Each beneficial owner’s ownership percentage has been calculated assuming full exercise of outstanding options to purchase units, if any, exercisable by such owner within 60 days after March 21, 2022, as well as any deferred units the beneficial owner has the right to acquire within 60 days after March 21, 2022, but no exercise of outstanding options covering units held by any other person. The ownership percentage of the Directors and executive officers as a group has been calculated assuming full exercise of outstanding options that the Directors and executive officers as a group have the right to exercise as well as any deferred units that the Directors and executive officers as a group have a right to acquire, within 60 days after March 21, 2022, but no exercise of outstanding options covering units held by anyone outside that group.

(3)

Consists of 238,294 units as to which Mr. Zimmerman has sole voting and investment power (which includes 205,365 units directly owned by Mr. Zimmerman as of March 21, 2022 and 32,929 units that Mr. Zimmerman has the right to acquire within 60 days of March 21, 2022 through the exercise of options) and the restricted units referenced in footnote 1.

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(4)

Consists of 173,330 units as to which Mr. Witherow has sole voting and investment power (which includes 146,238 units directly owned by Mr. Witherow as of March 21, 2022 and 27,092 units that Mr. Witherow has the right to acquire within 60 days of March 21, 2022 through the exercise of options) and the restricted units referenced in footnote 1; and 2,268 units for which he has shared voting and investment power.

(5)	Consists of 30,320 units as to which Mr. Fisher has sole voting and investment power which are directly owned by Mr. Fisher as of March 21, 2022 and the restricted units referenced in footnote 1.

(6)

Consists of 58,926 units as to which Ms. Ford has sole voting and investment power (which includes 44,983 units directly owned by Ms. Ford as of March 21, 2022 and 13,943 units that Ms. Ford has the right to acquire within 60 days of March 21, 2022 through the exercise of options) and the restricted units referenced in footnote 1.

(7)	Consists of 12,285 units as to which Mr. Heckman has sole voting and investment power which are directly owned by Mr. Heckman as of March 21, 2022 and the restricted units referenced in footnote 1.

(8)

Consists of 61,590 units as to which Mr. Milkie has sole voting and investment power which are directly owned by Mr. Milkie as of March 21, 2022 and the restricted units referenced in footnote 1; and 281 units for which he has shared voting and investment power.

(9)

Includes units which such Directors have the vested right to acquire (within 60 days of March 21, 2022) through the conversion of deferred units under the Director equity deferred compensation program upon termination of a service as a Director of Cedar Fair: Mr. Carr, 2,597 units; Mr. Hanrahan, 17,018 units; Mr. Olivet, 17,284 units; Mr. Ruisanchez, 5,902 units; Ms. Shanahan, 9,108 units; and Ms. Smithart-Oglesby, 4,571 units.

(10)

Consists of 25,662 units as to which Mr. Ouimet has sole voting and investment power which are directly owned by Mr. Ouimet as of March 21, 2022 and 53,931 units for which he has shared voting and investment power.

(11)

The table only includes executive officers as of March 21, 2022. The unit amounts listed include a total of 130,444 units of limited partner interest which all executive officers and directors as of March 21, 2022 as a group have vested options or deferred equity compensation with the right to acquire within 60 days from March 21, 2022.

5% or Greater Unitholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Units
Morgan Stanley Morgan Stanley Strategic Investments, Inc. 1585 Broadway New York, NY 10036	5,009,225	(1)	8.8%
The Goldman Sachs Group, Inc. Goldman Sachs & Co. LLC 200 West Street New York, NY 10282	4,982,411	(2)	8.7%
CCP SBS GP, LLC 375 Park Avenue, 12th Floor New York, NY 10152	3,117,796	(3)	5.5%
Bank of America Corporation 100 N Tryon St Charlotte, NC 28255	2,975,238	(4)	5.2%

74 / 2022 Proxy Statement | CEDAR FAIR, L.P.

(1)

Based upon a Schedule 13G/A filing by Morgan Stanley and Morgan Stanley Strategic Investments, Inc. on February 10, 2022. On the Schedule 13G/A, Morgan Stanley reported shared voting power over 4,895,282 units and reported shared dispositive power over and aggregate beneficial ownership of 5,009,225 units. Morgan Stanley Strategic Investments, Inc. reported shared voting power, shared dispositive power over and aggregate beneficial ownership of 4,868,947 units.

(2)

Based upon a Schedule 13G/A filing by The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC (“Goldman Sachs”) on February 8, 2022. On the Schedule 13G/A, Goldman Sachs reported shared voting power over 4,979,211 units and reported shared dispositive power over and aggregate beneficial ownership of 4,982,411 units.

(3)

Based upon a Schedule 13G filing by CCP SBS GP, LLC on February 11, 2022. On the Schedule 13G, CCP SBS GP, LLC reported shared voting power, shared dispositive power over and aggregate beneficial ownership of 3,117,796 units, including 227,800 units issuable upon exercise of call options. CPREF AIV I, L.P., Centerbridge Partners Real Estate Associates, L.P., and CPREF Cayman GP Ltd. reported shared voting power, shared dispositive power over and aggregate beneficial ownership of 983,156 units. CPREF II AIV III, L.P., Centerbridge Partners Real Estate Associates II, L.P., and CPREF II Cayman GP Ltd. reported shared voting power, shared dispositive power over and aggregate beneficial ownership of 2,075,312 units, including 226,300 units issuable upon exercise of call options. Centerbridge Partners Real Estate Fund SBS, L.P. reported shared voting power, shared dispositive power over and aggregate beneficial ownership of 45,020 units. Centerbridge Partners Real Estate Fund SBS II, L.P. reported shared voting power, shared dispositive power over and aggregate beneficial ownership of 14,308 units, including 1,500 units issuable upon exercise of call options. CCP SBS GP, LLC reported shared voting power, shared dispositive power over and aggregate beneficial ownership of 59,328 units, including 1,500 units issuable upon exercise of call options.

(4)

Based upon a Schedule 13G filing by Bank of America Corporation on January 31, 2022. On the Schedule 13G, Bank of America Corporation reported shared voting power over 2,959,079 units and reported shared dispositive power over and aggregate beneficial ownership of 2,975,238 units.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC reports of ownership of our securities on Form 3 and changes in reported ownership on Form 4 or Form 5, as applicable. Such directors, executive officers and greater than 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms filed.

Based solely upon a review of the reports furnished to us, or written representations from reporting persons that all other reportable transactions were reported, we believe that during the year ended December 31, 2021, our directors, executive officers and greater than 10% shareholders timely filed all reports they were required to file under Section 16(a), with the exception of the eight Form 4’s filed on January 11, 2022 for Messes. France, Smithart-Oglesby and Shanahan, and Messrs. Carr, Hanrahan, Olivet, Ouimet and Ruisanchez, reflecting units that were granted pursuant to the Partnership’s omnibus plan on December 31, 2021.

Certain Relationships and Related Transactions

There were no transactions that must be disclosed between the Partnership and our officers, directors, Board nominees for election or any person related to our officers or directors or Board nominees for election, or with any holder of more than 5% of the outstanding units or any person related to such unitholder, during 2021 and through the date of this proxy statement.

The Board’s Corporate Governance Guidelines include policies and procedures for the review and approval of interested transactions, which are defined as transactions in which CFMI or the Partnership participate and any executive officer, director, director nominee, beneficial owner of more than 5% of the Partnership’s units, or immediate family member of any of the foregoing, has a direct or indirect material interest. The definition of interested transactions is intended to cover the types of transactions subject to Regulation S-K Item 404 and

CEDAR FAIR, L.P. | 2022 Proxy Statement / 75

excludes certain types of transactions consistent with that regulation. The policy generally presumes a related party’s interest to be material unless clearly incidental in nature or determined in accordance with the policy to be immaterial in nature.

Each executive officer, director and director nominee is required to notify the Chair of the Nominating and Corporate Governance Committee of his or her intention to enter into, or to cause CFMI or the Partnership to enter into, an interested transaction. The Committee reviews the material facts of all interested transactions requiring its approval, and the disinterested members of the Committee either approve or disapprove the entry into the interested transaction. The policy also provides a mechanism for Committee review and ratification or modification of any interested transactions as to which advance approval is not feasible or that were entered into in error. In determining whether to approve or ratify a transaction, the Committee considers whether or not the transaction is in, or not inconsistent with, the best interests of the Partnership, taking into account the following (among other factors it considers appropriate): (i) the position within or relationship of the related party with the Partnership or CMFI, (ii) the extent of the related party’s interest in the transaction, (iii) the business purpose for and reasonableness of the transaction, including available alternatives for achieving the business purpose, (iv) whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party, (v) whether the transaction impacts the independence or objectivity of the director or executive officer, and (vi) whether the transaction creates the perception of impropriety. Authority is delegated under the policy to the Chair of the Nominating and Corporate Governance Committee to pre-approve or ratify any interested transactions that do not involve a director and that are expected to involve less than $120,000, subject to subsequent review by the Committee. No director is allowed to participate in any discussion or approval of an interested transaction for which he or she is a related party, except for providing material information as to the transaction and for counting to determine the presence of a quorum to act on the transaction. An ad hoc committee of at least two independent directors may be designated by the Board where less than two members of the Committee would be available to review an interested transaction involving a member of a Committee.

76 / 2022 Proxy Statement | CEDAR FAIR, L.P.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors of Cedar Fair Management, Inc. oversees the Partnership’s financial reporting process. Management has the primary responsibility for the consolidated financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP, and for auditing the Partnership’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements and internal controls for 2021 contained in the Partnership’s Annual Report on Form 10-K with management and representatives of Deloitte & Touche LLP, including a discussion of the quality, not just the acceptability, of the Partnership’s accounting principles; the reasonableness of significant judgments; and such other matters as are required to be discussed with the independent auditor by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, “Communications With Audit Committees,” the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent auditor the firm’s independence from management and the Partnership, including the matters in the letter received from the firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered the compatibility of non-audit services with the independent auditor’s independence.

The Committee met five times during fiscal 2021. The meetings of the Committee are designed to facilitate and encourage communication among the Committee, the Partnership, the Partnership’s internal audit function and the Partnership’s independent auditor. The Committee discussed with the Partnership’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations; their evaluations of the Partnership’s internal control, including internal control over financial reporting; and the overall quality of the Partnership’s financial reporting.

The Audit Committee recognizes the importance of maintaining the independence of the Partnership’s independent auditor, both in fact and appearance. Each year, the Committee evaluates the qualifications, performance and independence of the Partnership’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Partnership’s operations and industry. Based on this evaluation, the Audit Committee has retained Deloitte & Touche LLP as the Partnership’s independent auditor for 2022. Deloitte & Touche LLP has been the Independent Auditor for the Partnership since 2004. The members of the Audit Committee and the Board believe that, due to Deloitte & Touche LLP’s knowledge of the Partnership and of the industries in which it operates, it is in the best interests of the Partnership and its unitholders to continue retention of Deloitte & Touche LLP to serve as the Partnership’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board ask the unitholders, at the Annual Meeting, to ratify the appointment of the independent auditors.

Based on the above reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation.

Gina D. France, Chair

Louis Carr

D. Scott Olivet

Carlos A. Ruisanchez

CEDAR FAIR, L.P. | 2022 Proxy Statement / 77

Independent Registered Public Accounting Firm Services and Fees

The aggregate fees billed or expected to be billed for the audit and non-audit services provided to us by our principal accountant during the last two fiscal years are set forth below.

Type of Fees	2021	2020

Audit Fees	$1,275,420	$1,596,609

Audit-Related Fees	9,610	450,578

Tax Fees	308,900	277,749

All Other Fees	3,790	3,790

Total	$1,597,720	$2,328,726

Audit Fees consist of fees billed or expected to be billed by Deloitte for professional services rendered for the 2021 and 2020 audits of the annual financial statements and internal control over financial reporting, the review of the financial statements included in Forms 10-Q, and other services in connection with statutory and regulatory filings.

Audit-Related Fees consist of fees billed or expected to be billed by Deloitte that principally include due diligence, assurance services that are reasonably related to the performance of the audit or review of the Partnership’s financial statements and other attestation services or consultations that are not reported under audit fees. In 2020, assurance services rendered for COVID-19 related impacts were included within this category.

Tax fees consist of fees billed or expected to be billed by Deloitte for services related to tax compliance ($308,900 and $252,564 for 2021 and 2020, respectively) and tax planning ($25,185 for 2020).

Other fees consist of fees for permitted services rendered by Deloitte that do not fit within the above category descriptions.

The Audit Committee reviews and pre-approves each audit and non-audit service engagement with the Partnership’s independent auditors, and pre-approved all services provided in 2021. The Audit Committee has adopted a policy providing pre-approval thresholds for permissible non-attest professional fees for services, including those non-attest services provided by Deloitte, on a fixed fee or time and material basis. Permissible non-attest fees up to $50,000 can be approved by the Chief Financial Officer or Chief Accounting Officer, greater than $50,000 require approval by the Chair of the Audit Committee and greater than $250,000 require approval by the full Audit Committee. Approvals by the Chief Financial Officer, Chief Accounting Officer or Chair of the Audit Committee are subject to ratification by the Audit Committee.

Expenses of Solicitation of Proxies

We have sent you this proxy and will pay the cost of soliciting the proxies from unitholders. Proxies may be solicited personally, by mail, by telephone, by email, by fax, by press release, by press interview or via the Internet. In addition, arrangements have been or will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of the units, and the Partnership, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. We have retained Morrow Sodali LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. Morrow Sodali LLC will receive a fee of between $5,000 and $10,000 as compensation for its services plus reimbursement for its related out-of-pocket expenses. CFMI, its directors and certain of its officers and employees also may solicit the vote of unitholders. These persons will receive no additional compensation for their assistance in soliciting proxies.

78 / 2022 Proxy Statement | CEDAR FAIR, L.P.

Unitholder Proposals and Nominations for the 2023 Annual Meeting

Any unitholder who wishes to present a proposal other than a nomination at the 2023 annual meeting and to have the proposal considered for inclusion in the Partnership’s proxy statement and form of proxy for that meeting pursuant to SEC Rule 14a-8 must deliver the proposal at our executive offices not later than December 7, 2022. Any unitholder who wishes to present such a proposal at the 2023 annual meeting other than for inclusion in the Partnership’s proxy statement and form of proxy must deliver the proposal at our executive offices not later than February 20, 2023 or such proposal will be untimely. If a unitholder fails to submit the proposal by February 20, 2023, the appointed proxies may exercise discretionary voting authority on the proposal.

Any limited partner of record may nominate one or more persons for election or reelection to the Board at an annual meeting of limited partners in accordance with our Partnership Agreement if they meet and comply with the notice, procedural, informational, and other requirements of the Partnership Agreement. Limited partners must give timely notice in writing to the secretary of the Partnership of any such nominations. To be timely, a unitholder’s notice must be delivered to or received at our executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of unitholders. However, if the annual meeting is advanced more than 30 days prior to the anniversary or delayed more than 60 days after such anniversary, then to be timely such notice must be received by the Partnership no later than the later of 70 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting was made. In order for a unitholder’s notice to be proper, such notice must include all the necessary information prescribed in the Partnership Agreement and the nominating person and the unitholder-nominated director candidate must provide and timely supplement certain relevant background, biographical, security ownership and other information. In addition, the nominating person must be entitled to vote at and hold units as of the annual meeting. The Partnership and General Partner are not required to include in its proxy materials any person nominated by a unitholder. If the 2023 annual meeting is held no earlier than April 18, 2023 and no later than July 17, 2023, any nominations will need to be delivered or received no earlier than February 17, 2023 and no later than March 19, 2023 in order to be timely.

Householding of Annual Meeting Materials

Some broker, bank and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, if you are a beneficial owner of units, only one copy of the proxy statement and annual report may have been sent to multiple unitholders in your household unless your nominee has received contrary instructions. We will promptly deliver a separate copy of the documents to you if you write or call us at the following address or phone number: Cedar Fair, L.P., One Cedar Point Drive, Sandusky, Ohio 44870, telephone (419) 627-2233, Attention: Investor Relations. Beneficial owners who want to receive separate copies of the proxy statement and annual report in the future, or who are receiving multiple copies and would like to receive only one copy for their households, should contact their broker, bank or other nominee record holder.

Forward-Looking Statements

Some of the statements contained in this report that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, including those listed under Item 1A in the Partnership’s Form 10-K, could adversely affect our future financial performance and cause actual results, or our beliefs or strategies, to differ materially from our expectations. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this document.

CEDAR FAIR, L.P. | 2022 Proxy Statement / 79

CEDAR FAIR, L.P. ONE CEDAR POINT DRIVE SANDUSKY, OH 44870 ATTN: MICHAEL RUSSELL

VOTE BY INTERNET

Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to the following postal address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D75687-P70675                             KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CEDAR FAIR, L.P.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR Louis Carr, D. Scott Olivet and Carlos A. Ruisanchez, and FOR Proposals 2 and 3.	☐	☐	☐

1. Elect Three (3) Class I Directors for a three-year term expiring in 2025 from those nominees nominated in accordance with our Partnership Agreement:
Board’s Nominees:
01) Louis Carr
02) D. Scott Olivet
03) Carlos A. Ruisanchez
					For	Against	Abstain
2. Confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;					☐	☐	☐
3. Approve, on an advisory basis, the compensation of our named executive officers;					☐	☐	☐
4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted as the Board recommends.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at https://ir.cedarfair.com/overview/proxy.

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D75688-P70675

CEDAR FAIR, L.P.

ANNUAL MEETING OF LIMITED PARTNERS, MAY 18, 2022

This Proxy is Solicited on Behalf of the Board of Directors of Cedar Fair, L.P.’s General Partner, Cedar Fair Management, Inc.

The undersigned hereby appoints Richard A. Zimmerman and Brian C. Witherow, and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on March 21, 2022, at the Annual Meeting of Limited Partners to be held on May 18, 2022, or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ELECTION OF LOUIS CARR, D. SCOTT OLIVET AND CARLOS A. RUISANCHEZ TO THE BOARD OF DIRECTORS, FOR THE PROPOSAL TO CONFIRM THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. THE LIMITED PARTNERSHIP UNITS REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF LOUIS CARR, D. SCOTT OLIVET AND CARLOS A. RUISANCHEZ, AND FOR PROPOSALS 2 AND 3. IF ANY OF THE BOARD’S NOMINEES ARE UNABLE OR UNWILLING TO SERVE AS A DIRECTOR AT THE TIME OF THE ANNUAL MEETING, THE PROXIES MAY USE THIS PROXY TO VOTE FOR A REPLACEMENT NOMINEE RECOMMENDED BY THE BOARD, WHETHER OR NOT ANY OTHER NOMINATIONS ARE PROPERLY MADE AT THE MEETING.

(Continued and to be signed on the reverse side)